Exhibit 10.5

Date: 22 May 2015

Mimecast Services Limited

Mimecast North America, Inc.

as borrower

Mimecast Limited

Mimecast USD Limited

as guarantor

Silicon Valley Bank

as bank

Third Amendment and Restatement Agreement

in respect of a loan agreement dated 18 January 2012 as amended and restated on 31 January 2013 and 15 July 2014 relating to loan facilities made available to the Borrower

i

THIS AMENDMENT AGREEMENT is made the 22 day of May 2015

BETWEEN:

(1)	MIMECAST SERVICES LIMITED a company registered under the laws of England and Wales under company number 04901524 whose registered office is at Citypoint, Ropemaker Street, London EC2Y 9AW (the “UK Borrower”) and MIMECAST NORTH AMERICA, INC. a Delaware corporation with offices at 180 Pleasant Street, Watertown, MA, 02472, USA (the “US Borrower” and, together with the UK Borrower, the “Borrower”); and

(2)	MIMECAST LIMITED a company registered under the laws of England and Wales under company number 04698693 whose registered office is at Citypoint, Ropemaker Street, London EC2Y 9AW and MIMECAST USD LIMITED a company registered under the laws of England and Wales under company number 09102524 whose registered office is at Citypoint, Ropemaker Street, London EC2Y 9AW (together the “Guarantor”); and

(3)	SILICON VALLEY BANK a California corporation through its United Kingdom branch located at 41 Lothbury, London EC2R 7HF (the “Bank”),

BACKGROUND

(A)	By a loan agreement dated 18 January 2012 as amended and restated on 31 January 2013 and 15 July 2015 and made between the Borrower and the Bank (the “Original Loan Agreement”), the Bank made available to the Borrower (jointly and severally) certain loan facilities.

(B)	The parties to this Amendment Agreement have agreed to make certain amendments and variations to the Original Loan Agreement and to restate the same as so amended and varied, on the following terms and conditions.

IT IS AGREED as follows:

1.	Definitions and interpretation

1.1	In this Amendment Agreement:

“Amendment Agreement” means this agreement; and

“Third Amended and Restated Loan Agreement” means the Third Amended and Restated Loan Agreement in the form contained in the Second Appendix to this Amendment Agreement.

1.2	Terms defined in the Third Amended and Restated Loan Agreement have, unless expressly defined in this Amendment Agreement, the same meanings when used in this Amendment Agreement.

1.3	Unless a contrary indication appears, any reference in this Amendment Agreement to:

(a)	a Clause or Appendix is a reference to a clause of or appendix to this Amendment Agreement;

(b)	words in the singular include the plural and vice versa and words in one gender include any other gender; and

(c)	this Amendment Agreement or any other agreement or document is a reference to this Amendment Agreement or, as the case may be, to such other agreement or document as the same may have been, or may from time to time be, amended, varied, supplemented or novated.

2.	Amendment and restatement of Original Loan Agreement

2.1	The parties to this Amendment Agreement agree that as and from the date upon which the Bank gives notice to the Borrower that it has received in form and substance satisfactory to it, all the documents and other evidence or matters listed as conditions precedent in the First Appendix (the “Effective Date”) and provided there is then no outstanding Event of Default under the Third Amended and Restated Loan Agreement, the Original Loan Agreement shall be varied, amended and restated so that it shall be read and have effect for all purposes in the form of the Third Amended and Restated Loan Agreement set out in the Second Appendix to this Amendment Agreement.

2.2	The conditions precedent set out in the First Appendix are for the sole benefit of the Bank and the Bank may accordingly waive all or any of them, unconditionally or on such conditions as it may in its sole discretion think fit. Any such waiver shall not limit or restrict any other right of the Bank in respect of the Third Amended and Restated Loan Agreement or this Amendment Agreement.

2.3	If there is any conflict between this Amendment Agreement and the Third Amended and Restated Loan Agreement, this Amendment Agreement will prevail.

2.4	On and from the Effective Date all amounts made available under the Original Loan Agreement and still outstanding shall be deemed to have been made available and to be outstanding upon the terms of the Original Loan Agreement as amended and restated in the form of the Third Amended and Restated Loan Agreement.

3.	Representations

The Borrower repeats the representations and warranties expressed to be made by them in the Original Loan Agreement as if they were set out in full in this Amendment Agreement by reference to the facts and circumstances now existing and as if references in such representations and warranties to the Original Loan Agreement referred to the Third Amended and Restated Loan Agreement and to this Amendment Agreement and acknowledges that the Bank has entered into this Amendment Agreement in reliance upon such representations and warranties.

4.	Bank Expenses

4.1	The Borrower shall pay to the Bank all Bank Expenses payable in connection with the negotiation, preparation, printing, execution, delivery, performance or enforcement of this Amendment Agreement, or the performance or enforcement of the Third Amended and Restated Loan Agreement and any related document.

5.	Acknowledgement by Borrower

5.1	The Borrower acknowledges, agrees and confirms that each and all of their obligations and liabilities expressed to be assumed and undertaken by them, and the security interests intended to be conferred upon the Bank, under each of the Security Documents are in full force and effect and will (without limitation) secure all amounts outstanding under the Third Amended and Restated Loan Agreement notwithstanding any of the provisions of and the amendment, variation and restatement of the Original Loan Agreement contained in this Amendment Agreement.

5.2	The US Borrower and the Bank hereby acknowledge and agree that all references in the US Security Agreement to “Loan Agreement” shall mean and include the Original Loan Agreement, this Amendment Agreement and the Third Amended and Restated Loan Agreement, as each may be amended, modified, supplemented and/or restated from time to time.

5.3	The US Borrower and the Bank hereby acknowledge and agree that all references in the US IP Security Agreement to “Loan Agreement” shall mean and include the Original Loan Agreement, this Amendment Agreement and the Third Amended and Restated Loan Agreement, as each may be amended, modified, supplemented and/or restated from time to time.

6.	Acknowledgement by Mimecast Limited

By signing this Amendment Agreement where indicated below, Mimecast Limited acknowledges the terms of this Amendment Agreement and confirms to the Bank and to the Borrower that it unconditionally and irrevocably consents to the variation, amendment and restatement of the Original Loan Agreement to be effected by this Amendment Agreement and that its obligations pursuant to the Guarantee granted by it in favour of the Bank shall remain in full force and effect notwithstanding the terms of this Amendment Agreement and the coming into effect of the variation, amendment and restatement provided for herein, and shall continue to extend to all the obligations of the Borrower to which the Guarantee granted by it is expressed to apply and the security interests intended to be conferred upon the Bank under the Guarantor Debenture granted by it are in full force and effect and will (without limitation) secure all amounts outstanding under the Third Amended and Restated Loan Agreement notwithstanding any of the provisions of and the amendment, variation and restatement of the Original Loan Agreement contained in this Amendment Agreement. If, for any reason, the amendment and restatement of the Original Loan Agreement does not become effective in accordance with the terms of this letter, Mimecast Limited hereby confirms, for the avoidance of doubt, that the guarantee granted by it and the Loan Documents to which it is a party shall remain in full force and effect and shall continue to apply to all obligations and liabilities of the Borrower to which they are expressed to apply.

7.	Miscellaneous

7.1	This Amendment Agreement will constitute a Loan Document for the purposes of the definition of “Loan Documents” contained in Clause 13.1 of the Third Amended and Restated Loan Agreement.

7.2	The liabilities of each Borrower under this Amendment Agreement are joint and several and shall not be discharged or impaired by any invalidity of this Amendment Agreement in relation to any other Borrower, any change in composition of any other Borrower, any release of or granting of time or other indulgence to any other Borrower or any other act, event or omission whatsoever which would or might but for this Clause operate to impair or discharge any liability hereunder of any Borrower.

7.3	This Amendment Agreement may be executed in any number of counterparts and this shall have the same effect as if the signatures on the counterparts were on a single copy of this Amendment Agreement.

7.4	The execution of this Amendment Agreement does not constitute a waiver of any provision of the Loan Documents in their current form.

7.5	A person who is not a party to this Amendment Agreement has no rights under the Contracts (Rights of Third Parties) Act 1999 to enforce or enjoy the benefit of any term of this Amendment Agreement.

8.	Law

This Amendment Agreement and any non-contractual obligations arising out of or in connection with it are governed by English law and the provisions of Clause 11 (Choice of Law) of the Third Amended and Restated Loan Agreement shall apply to this Amendment Agreement (any necessary amendments of detail being made) as if set out in this Amendment Agreement in their entirety.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as a deed as of the date first above written.

BORROWER:

EXECUTED as a DEED by MIMECAST SERVICES LIMITED

acting by a director in the presence of:

/s/ Peter Campbell

Signature of director

Signature of witness	/s/ Kayla Keefe
Print name	Kayla Keefe

Address

Occupation	Office Manager

EXECUTED as a DEED on behalf of MIMECAST NORTH AMERICA, INC., a Delaware corporation by Peter Campbell, being a person who, in accordance with the laws of that territory, is acting under the authority of the corporation:

/s/ Peter Campbell	Authorised signatory

GUARANTOR:

EXECUTED as a DEED by MIMECAST LIMITED acting by a director in the presence of:

/s/ Peter Campbell

Signature of director

Signature of witness	/s/ Kayla Keefe
Print name	Kayla Keefe

Address

Occupation	Office Manager

EXECUTED as a DEED by MIMECAST USD LIMITED acting by a director in the presence of:

/s/ Peter Campbell

Signature of director

Signature of witness	/s/ Kayla Keefe

Print name

Address

Occupation	Office Manager

BANK:

EXECUTED as a DEED on behalf of SILICON VALLEY BANK, a California corporation, by Brian Geraghty, being a person who, in accordance with the laws of that territory, is acting under the authority of the company:

/s/ Brian Geraghty	Authorised signatory

First Appendix

Conditions Precedent

1.	This Amendment Agreement duly executed by the Borrower and the Guarantor.

2.	A Guarantee duly executed by Mimecast USD Limited.

3.	A Guarantor Debenture duly executed by Mimecast USD Limited.

4.	A Third Amendment to the US Security Agreement duly executed by the US Borrower.

5.	A Second Amendment to Intellectual Property Security Agreement duly executed by the US Borrower.

6.	A certificate from a duly authorised director of the UK Borrower that the memorandum and articles of association of the UK Borrower delivered in relation to the Original Loan Agreement remain true, complete and up-to-date or that the only changes to them are fully set out in copy documents attached to the certificate.

7.	A copy, certified a true copy by a duly authorised director of the UK Borrower, of the minutes of a meeting or written resolutions of the Board of Directors of the UK Borrower satisfactory to the Bank approving the execution, delivery and performance of this Amendment Agreement and approving the terms and conditions of this Amendment Agreement and authorising a named person or persons or appointing an attorney to sign on behalf of the UK Borrower this Amendment Agreement and any documents or further agreements to be delivered by the UK Borrower pursuant to this Amendment Agreement.

8.	Save to the extent previously supplied to the Bank a specimen signature of each person referred to in paragraph 7 above.

9.	A certificate from a duly authorised director of each Guarantor either (i) confirming that the memorandum and articles of association of the Guarantor delivered in relation to the Original Loan Agreement remain true, complete and up-to-date or that the only changes to them are fully set out in copy documents attached to the certificate or (ii) attaching copies of the true, complete and up-to-date memorandum and articles of association of the Guarantor

10.	A copy, certified a true copy by a duly authorised director of each Guarantor, of the minutes of a meeting or written resolutions of the Board of Directors of such Guarantor satisfactory to the Bank approving the execution of this Amendment Agreement and the documents referenced herein by such Guarantor, approving the terms and conditions of such documents and authorising a named person or persons or appointing an attorney to sign on behalf of the Guarantor such documents.

11.	Save to the extent previously supplied to the Bank a specimen signature of each person referred to in paragraph 10 above.

12.	A Perfection Certificate for Mimecast USD Limited.

13.	A Secretary’s Corporate Borrowing Certificate of the US Borrower attaching: (a) the US Borrower’s Certificate of Incorporation, if amended, and (b) the US Borrower’s by-laws, if amended, and certifying as to the resolutions of the board of directors of the US Borrower satisfactory to the Bank and approving the execution, delivery and performance of this Amendment Agreement, the Second Amendment to the US Security Agreement, the First Amendment to the Intellectual Property Security Agreement and authorising a named person or persons or appointing an attorney to sign on behalf of the US Borrower this Amendment Agreement the Third Amendment to the US Security Agreement and the Second Amendment to the Intellectual Property Security Agreement.

14.	If required, the consent of the shareholders of the US Borrower.

15.	UCC lien searches for Mimecast USD Limited.

16.	The payment of the arrangement fees and costs and expenses referred to in Clause 4 of this Amendment Agreement.

17.	A copy of any other authorisation or other document, opinion or assurance which the Bank consider to be necessary or desirable in connection with the entry into and performance of this Amendment Agreement or for the validity or enforceability of this Amendment Agreement.

Second Appendix

Third Amended and Restated Loan Agreement

LOAN AGREEMENT

(Revolving Line, Equipment Line and Term Loan)

(Sterling, Euro and United States Dollars)

This LOAN AGREEMENT (this “Agreement”) dated as of 18 January 2012 (the “Effective Date”) as amended and restated on 31 January 2013 (the “First Amendment and Restatement Date”), as further amended and restated on 15 July 2014 (the “Second Amendment and Restatement Date”) and as further amended and restated on 22 May 2015 (the “Third Amendment and Restatement Date”), between SILICON VALLEY BANK, a California corporation, through its United Kingdom branch located at 41 Lothbury, London EC2R 7HF (“Bank”) and (i) MIMECAST SERVICES LIMITED (the “UK Borrower”), a company registered under the laws of England and Wales under company number 04901524 whose registered office is at 6th Floor, Citypoint, One Ropemaker Street, London EC2Y 9AW; and (ii) MIMECAST NORTH AMERICA, INC. (the “US Borrower”) a Delaware corporation with offices at 480 Pleasant Street, Watertown, MA, USA, 02472, USA (the UK Borrower and US Borrower are jointly and severally liable and are hereinafter together referred to as “Borrower” and each a “Borrower”), provides the terms on which Bank shall extend credit to Borrower and Borrower shall repay Bank. The parties agree as follows:

1 ACCOUNTING AND OTHER TERMS

Accounting terms not defined in this Agreement shall be construed following GAAP. Calculations and determinations must be made following GAAP. The term “financial statements” includes the notes and schedules attached thereto. The terms “including” and “includes” always mean “including (or includes) without limitation,” in this or any Loan Document. Capitalised terms in this Agreement shall have the meanings set forth in Clause 13.

2 LOAN AND TERMS OF PAYMENT

2.1 Promise to Pay. Borrower hereby unconditionally promises to pay Bank the unpaid principal amount of all Credit Extensions and interest on the unpaid principal amount of the Credit Extensions as and when due in accordance with this Agreement.

2.1.1 Revolving Advances.

(a) Availability of Revolving Advances. Subject to the terms and conditions of this Agreement, Bank shall make Revolving Advances in Sterling, United States Dollars and/or Euros, as requested by Borrower, not exceeding in aggregate the lower of (i) the Revolving Line Availability Amount and (ii) the Advance Rate calculated by Bank. Subject to the terms and conditions of this Agreement, amounts borrowed under the Revolving Line may be repaid and, prior to the Revolving Line Maturity Date, reborrowed, subject to the applicable terms and conditions precedent herein.

(b) Repayment. The principal amount of each United States Dollar Revolving Advance, each Sterling Revolving Advance and each Euro Revolving Advance shall be repaid in full on the Revolving Line Maturity Date. Any amount borrowed under the Revolving Line may be repaid and reborrowed without penalty or premium, except as described in Clause 3.5. The

Revolving Line terminates on the Revolving Line Maturity Date, when the principal amount of all Revolving Advances, the unpaid interest thereon, and all other Obligations relating to the Revolving Line shall be immediately due and payable.

(c) Overadvances - Revolving Line. If, at any time, the aggregate of the outstanding principal amount of any Revolving Advances exceeds the Revolving Line Availability Amount, Borrower shall immediately pay to Bank such cash excess.

Notwithstanding the above or any terms in this Agreement to the contrary, if an overadvance under the Revolving Line is caused solely as a result of fluctuations in the currency or currencies in which Revolving Advances were made (the “Exchange Rate Caused Revolving Line Overadvance Amount”), Borrower shall only be required to immediately repay such Exchange Rate Caused Revolving Line Overadvance Amount to the extent that the Exchange Rate Caused Revolving Line Overadvance Amount is more than five per cent. (5%) of the lesser of either the Revolving Line or the amount available pursuant to the Advance Rate, (in which case such payment need only be in an amount necessary to make the Exchange Rate Caused Revolving Line Overadvance Amount less than or equal to five per cent. (5%) of the sum of the lesser of either the Revolving Line or the amount available pursuant to the Advance Rate). Notwithstanding the immediately preceding sentence, Bank shall have no obligation to make any new Credit Extensions at any time that there is an overadvance, regardless of whether there is a repayment required pursuant to this Agreement.

2.1.2 Equipment Advances.

(a) Availability. Subject to the terms and conditions of this Agreement, during the Availability Period, Bank shall make advances in Sterling and United States Dollars, as requested by Borrower (each, an “Equipment Advance” and, collectively, “Equipment Advances”) not exceeding in aggregate the Equipment Line. Equipment Advances may only be used to finance Eligible Equipment purchased within ninety (90) days (determined based upon the applicable invoice date of such Eligible Equipment) before the date of each Equipment Advance save that the Initial Equipment Advance may be used to finance Eligible Equipment purchased at any time after 1 January 2011. All Eligible Equipment must have been new when purchased by Borrower, except for such Eligible Equipment that is disclosed in writing to Bank by Borrower, prior to being financed by Bank, and that Bank in its sole discretion has agreed to finance. No Equipment Advance may exceed one hundred per cent. (100%) of the total invoice for Eligible Equipment (excluding taxes, shipping, warranty charges, freight discounts and installation expenses relating to such Eligible Equipment except to the extent such are allowed to be financed pursuant hereto as Other Equipment). Unless otherwise agreed to by Bank, not more than twenty-five per cent. (25%) of the proceeds of the Equipment Line shall be used to finance Other Equipment. The minimum amount of each Equipment Advance shall be Five Hundred Thousand pounds Sterling (£500,000) (or the equivalent amount in United States Dollars). Borrower may only request five (5) Equipment Advances hereunder. After repayment, no Equipment Advance may be reborrowed.

(b) Repayment. Each Equipment Advance shall amortise and be payable in 36 equal payments of principal beginning on the first Business Day of the first calendar month falling twelve months after the First Amendment and Restatement Date and continuing on the first Business Day of each calendar month thereafter. Notwithstanding the foregoing, all unpaid principal and interest on each Equipment Advance and all other Obligations relating to the Equipment Advances shall be due on the applicable Equipment Maturity Date.

(c) Prepayment Upon an Event of Loss. Borrower shall bear the risk of any loss, theft, destruction, or damage of or to the Financed Equipment. If, during the term of this Agreement, any item of Financed Equipment becomes obsolete or is lost, stolen, destroyed, damaged beyond repair, rendered permanently unfit for use, or seized by a governmental authority for any reason for a period ending beyond the Equipment Maturity Date with respect to such Financed Equipment (an “Event of Loss”), then within ten (10) days following such Event of Loss, Borrower shall (i) pay to Bank on account of the Obligations all accrued interest to the date of the prepayment, plus outstanding principal owing with respect to the Financed Equipment subject to the Event of Loss; or (ii) if no Event of Default has occurred and is continuing, at Borrower’s option, repair or replace any Financed Equipment subject to an Event of Loss provided the repaired or replaced Financed Equipment is of equal or like value to the Financed Equipment subject to an Event of Loss and provided further that Bank has a first priority perfected security interest constituting a fixed charge in such repaired or replaced Financed Equipment. Any partial prepayment of an Equipment Advance paid by Borrower on account of an Event of Loss shall be applied to prepay amounts owing for such Equipment Advance in inverse order of maturity.

(d) Prepayment.

(i) Voluntary - At Borrower’s option, for so long as no Event of Default has occurred and is continuing, Borrower shall have the option to prepay all, but not less than all, of the Equipment Advances advanced by Bank under this Agreement, provided Borrower (a) provides written notice to Bank of its election to prepay the Equipment Line at least thirty (30) days prior to such prepayment, and (b) pays, on the date of the prepayment (i) all accrued and unpaid interest with respect to Equipment Advances through the date the prepayment is made; (ii) all unpaid principal with respect to the Equipment Advances; (iii) the Equipment Line Early Termination Fee; and (iv) all sums, if any, that shall have become due and payable hereunder with respect to the Equipment Line.

(ii) Involuntary - If the Equipment Advances have become due and payable according to the terms hereof because of the occurrence and continuance of an Event of Default, Borrower shall pay to Bank on the date that the Equipment Advances become due and payable according to the terms hereof, in addition to any accrued interest and any other sums owing, the Equipment Line Early Termination Fee, and such Equipment Line Early Termination Fee shall bear interest until paid at a rate equal to the highest rate applicable to the Obligations.

2.1.3 Term Loan.

(a) Availability. Bank shall make one (1) term loan available to Borrower in an amount not exceeding the Tranche 1 Term Loan Amount in Sterling, within 10 Business Days of the First Amendment and Restatement Date, subject to the satisfaction of the terms and conditions of this Agreement. The parties hereto acknowledge that the Tranche 1 Term Loan Amount was fully drawn down. Bank shall make one (1) term loan available to Borrower in an amount not exceeding the Tranche 2 Term Loan Amount in Sterling, within 10 Business Days of the Second Amendment and Restatement Date, subject to the satisfaction of the terms and conditions of this Agreement.

(b) Repayment. The Tranche 1 Term Loan shall amortise and be payable in 36 equal payments of principal beginning on the first Business Day of the first calendar month falling twelve months after the First Amendment and Restatement Date and continuing on the first Business Day of each calendar month thereafter. Notwithstanding the foregoing, all unpaid principal and interest on the Term Loan and all other Obligations relating to the Tranche 1 Term Loan shall be due on the Tranche 1 Term Loan Maturity Date. The Tranche 2 Term Loan Amount shall amortise and be payable in 36 equal payments of principal beginning on the first Business Day of the first calendar month falling six months after the Second Amendment and Restatement Date (the period from the Second Amendment and Restatement Date to the end of such six month period the “Tranche 2 Interest-Only Period”) and continuing on the first Business Day of each calendar month thereafter PROVIDED THAT, should Borrower provide evidence satisfactory to Bank that it has raised a minimum of Thirty Million United States Dollars ($30,000,000) of new equity during the Tranche 2 Interest-Only Period then such interest-only period shall be extended from six to twelve months (“Tranche 2 Interest-Only Extension”). Notwithstanding the foregoing, all unpaid principal and interest on the Tranche 2 Term Loan Amount and all other Obligations relating to the Tranche 2 Term Loan shall be due on the Tranche 2 Term Loan Maturity Date.

(c) Prepayment.

(i) Voluntary - At Borrower’s option, for so long as no Event of Default has occurred and is continuing, Borrower shall have the option to prepay all, but not less than all, of the Term Loan advanced by Bank under this Agreement, provided Borrower (a) provides written notice to Bank of its election to prepay the Term Loan at least thirty (30) days prior to such prepayment, and (b)pays, on the date of the prepayment (i) all accrued and unpaid interest with respect to the Term Loan through the date the prepayment is made; (ii) all unpaid principal with respect to the Term Loan; (iii) the Term Loan Prepayment Fee; and (iv) all sums, if any, that shall have become due and payable hereunder with respect to the Term Loan.

(ii) Involuntary - If the Term Loan have become due and payable according to the terms hereof because of the occurrence and continuance of an Event of Default, Borrower shall pay to Bank on the date that the Term Loan become due and payable according to the terms hereof, in addition to any accrued interest and any other sums owing, the Term Loan Prepayment Fee, and such Term Loan Prepayment Fee shall bear interest until paid at a rate equal to the highest rate applicable to the Obligations.

2.2 Payment of Interest on the Credit Extensions.

(a) Interest Rate.

(i) Revolving Advances. Subject to Clause 2.2(b):

(A) each Sterling Revolving Advance shall accrue interest at a per annum rate equal to the greater of (1) the Base Rate plus 3.50% and (2) 4.00%;

(B) each United States Dollar Revolving Advance shall accrue interest at a per annum rate equal to the greater of (1) the Prime Rate plus 0.75% and (2) 4.00%; and

(C) each Euro Revolving Advance shall accrue interest at a per annum rate equal to the greater of (1) the Euro Base Rate plus 3.75% and (2) 4.00%.

(ii) Equipment Advances. Subject to Clause 2.2(b), each Equipment Advance shall accrue interest at a fixed rate of 4.50% per annum.

(iii) Term Loan. Subject to Clause 2.2(b), the principal amount outstanding under the Term Loan shall accrue interest at a fixed rate of 4.50% per annum.

(b) Default Rate. Immediately upon the occurrence and during the continuance of an Event of Default, Obligations shall bear interest at three per cent. (3.0%) above the rate that is otherwise applicable thereto (the “Default Rate”) unless Bank otherwise elects from time to time in its sole discretion to impose a smaller increase. Fees and expenses which are required to be paid by Borrower pursuant to the Loan Documents (including, without limitation, Bank Expenses) but are not paid when due shall bear interest until paid at a rate equal to the highest rate applicable to the Obligations. Payment or acceptance of the increased interest rate provided in this Clause 2.2(b) is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of Bank.

(c) Adjustment to Interest Rate. Changes to the interest rate of any Credit Extension based on changes to the Prime Rate, the Base Rate or the Euro Base Rate shall be effective on the effective date of any change to the Prime Rate, the Base Rate or the Euro Base Rate and to the extent of any such change.

(d) Computation; 360-day Year or 365-Day Year. In computing interest, the date of the making of any Credit Extension shall be included and the date of payment shall be excluded; provided, however, that if any Credit Extension is repaid on the same day on which it is made, such day shall be included in computing interest on such Credit Extension. Interest on Credit Extensions made in Sterling is computed on the basis of a 365-day year for the actual number of days elapsed. Interest on Credit Extensions made in United States Dollars or Euros is computed on the basis of a 360-day year for the actual number of days elapsed.

(e) Debit of Accounts. Bank may debit any of Borrower’s deposit or operating accounts for principal and interest payments when due, or any other amounts Borrower owes to Bank shall promptly notify Borrower after it debits Borrower’s accounts. These debits shall not constitute a set off.

(f) Payments. Interest on Sterling Revolving Advances, United States Dollar Revolving Advances, Euro Revolving Advances, Equipment Advances and the Term Loan is payable monthly in arrears on the first Business Day of each month.

Payments received after 12:00 noon London, UK time are considered received at the opening of business on the next Business Day. When a payment is due on a day that is not a Business Day, the payment is due the next Business Day and additional fees or interest, as applicable, shall continue to accrue.

2.3 Fees. Borrower shall pay to Bank:

(a) Arrangement Fee.

A fully earned, non-refundable arrangement fee in respect of the Equipment Line of Forty Thousand pounds Sterling (£40,000) due and payable on the Effective Date, payment of which is acknowledged by Bank.

(b) Unused Facility Fee. A fee (the “Unused Facility Fee”), payable quarterly, in arrears, on a calendar year basis, in an amount equal to 0.25% per annum, on the aggregate average unused portion of the Revolving Line. The unused portion of the Revolving Line, for the purposes of this calculation, shall equal the difference between (x) the Revolving Line amount (as it may be reduced from time to time) and (y) the average for the period of the daily closing balance of the Revolving Line outstanding. Borrower shall not be entitled to any credit, rebate or repayment of the Unused Facility Fee previously earned by Bank pursuant to this Clause notwithstanding any termination of this Agreement or the suspension or termination of Bank’s obligation to make loans or advances hereunder.

(c) Early Termination Fees.

(i) Revolving Line. A termination fee in an amount equal to one per cent. (1.00%) of the Revolving Line (the “Revolving Line Early Termination Fee”) if all or any part of the Revolving Line is voluntarily terminated by Borrower prior to the Revolving Line Maturity Date for any reason, or involuntarily terminated as a result of an Event of Default. The Revolving Line Early Termination Fee shall be due and payable on the effective date of such termination and thereafter shall bear interest at a rate equal to the highest rate applicable to any of the Obligations. Notwithstanding the foregoing, Bank agrees to waive the Revolving Line Early Termination Fee if Bank agrees to refinance and re-document, or transfer, this Agreement under another division of Bank (in its sole and exclusive discretion) prior to the Revolving Line Maturity Date, and no Event of Default exists at such time.

(ii) Equipment Line. The Equipment Line Early Termination Fee when due pursuant to the terms of Clause 2.1.2(d).

(iii) Term Loan. A prepayment on any part of the Term Loan prepaid for any reason whether voluntarily or otherwise shall incur a prepayment fee (the “Term Loan Prepayment Fee”) as follows: (A) if the prepayment is made on or before the first anniversary of the drawdown of the Tranche 1 Term Loan Amount or the Tranche 2 Term Loan Amount (as the case may be), Borrower shall pay to Bank a prepayment fee equal to 1.50% of the principal amount of the Tranche 1 Term Loan Amount and/or the Tranche 2 Term Loan Amount (as the case may be) outstanding on the date of prepayment; and (B) if the prepayment is made after the first anniversary of the drawdown of the Tranche 1 Term Loan Amount or the Tranche 2 Term Loan Amount (as applicable), Borrower shall pay to Bank a prepayment fee equal to 1.00% of the principal amount of the Tranche 1 Term Loan Term Loan Amount or Tranche 2 Term Loan Amount outstanding on the date of prepayment. Each Term Loan Prepayment Fee shall be due and payable on the effective date of such prepayment and thereafter shall bear interest at a rate equal to the highest rate applicable to any of the Obligations.

(d) Bank Expenses. All Bank Expenses (including legal and audit fees and expenses incurred through and after the Effective Date), when due.

(e) Renewal Fee - Revolving Line. A fully earned, non-refundable renewal fee in respect of the Revolving Line of Fifty Thousand pounds Sterling (£50,000) due and payable on the earlier of (i) the first anniversary of the Second Amendment and Restatement Date; (ii) the voluntary termination of the Revolving Line and (iii) the occurrence of an Event of Default.

2.4 Currency calculations. Calculations as to Sterling equivalents of United States Dollar amounts or Euro amounts and vice versa shall be conclusively made and determined by the Bank at its spot rate of exchange in force at the time of such calculation.

2.5 Payments; Application of Payments.

(a) All payments (including prepayments) to be made by Borrower under any Loan Document shall be made in immediately available funds, without setoff or counterclaim, before 12:00 p.m. London, UK time on the date when due. Payments of principal and/or interest received after 12:00 p.m. London, UK time are considered received at the opening of business on the next Business Day. When a payment is due on a day that is not a Business Day, the payment shall be due the next Business Day, and additional fees or interest, as applicable, shall continue to accrue until paid.

(b) If Bank receives a payment insufficient to discharge an amount then due from Borrower:

(i) Bank shall be entitled (at its sole discretion) to apply the whole or any part of collected funds against the Obligations or credit such collected funds to a deposit account of Borrower with Bank (or an account maintained by an Affiliate of Bank), and the order and method of application of such credited funds shall be in the sole discretion of Bank.

(ii) Borrower shall have no right to specify the order or the accounts to which Bank shall allocate or apply any payments required to be made by Borrower to Bank or otherwise received by Bank under this Agreement when any such allocation or application is not specified elsewhere in this Agreement.

3 CONDITIONS OF LOANS

3.1 Conditions Precedent to Initial Credit Extensions. Bank’s obligation to make the initial Credit Extension is subject to the condition precedent that Bank shall have received, in form and substance satisfactory to Bank, such documents and completion of such other matters, as Bank may reasonably deem necessary or appropriate, including, without limitation the following:

(a) this Agreement duly executed by Borrower;

(b) the Borrower Debenture duly executed by UK Borrower;

(c) the Guarantee duly executed by Guarantor;

(d) the Guarantor Debenture duly executed by Guarantor;

(e) the US Security Agreement duly executed by US Borrower;

(f) the US IP Security Agreement duly executed by US Borrower;

(g) a certificate of the secretary of US Borrower and the director of each UK Obligor: (i) in the case of US Borrower with respect to articles, by laws, incumbency and resolutions authorizing the execution of this Agreement and all other Loan Documents to which it is a party; and (ii) in the case of each UK Obligor with respect to its memorandum and articles of association, its register of charges and resolutions authorising the execution and delivery of this Agreement and all other Loan Documents to which it is a party;

(h) subordination agreements in respect of any shareholder, director, officer or intra-group loan to the Borrower or any loan from a creditor (other than the Bank) of the Borrower (except in respect of any Permitted Indebtedness);

(i) Perfection Certificate signed by UK Borrower;

(j) Perfection Certificate signed by US Borrower;

(k) Perfection Certificate signed by Guarantor;

(l) a legal opinion of the Bank’s UK counsel with respect to enforceability and authority in a form and substance acceptable to Bank;

(m) a legal opinion of Borrower’s US Counsel with respect to enforceability and authority in a form and substance acceptable to Bank;

(n) Certificates of Good Standing/Foreign Qualification US Borrower from each state in which it is qualified to do business;

(o) long form Certificate of Good Standing Legal Existence for US Borrower the State of Delaware;

(p) landlord’s consent in favour of Bank signed by the landlord of each of Borrower’s leased locations;

(q) evidence satisfactory to the Bank that the insurance policies required by Clause 6.5 hereof are in full force and effect, together with appropriate evidence showing lender loss payable and additional insured clauses and cancellation/nonrenewal notice to Bank and endorsements in favour of the Bank;

(r) signed consent form for the Bank to: (i) use the Borrower’s logo; (ii) use a tombstone to highlight the transaction; and (iii) issue a press release (in a form acceptable to the Borrower and the Bank) highlighting and summarising the credit facilities extended by the Bank to the Borrower under this Agreement, for marketing purposes; and

(s) payment of the fees and Bank Expenses then due specified in Clause 2.3;

(t) notice to Barclays Bank plc executed by UK Borrower and acknowledgement from Barclays Bank plc; and

(u) notice of Bank’s fixed charge over the Financed Equipment to Land & Equity Holdings Limited (as landlord of the Balfe Street Properties) executed by UK Borrower and delivered to Land & Equity Holdings Limited.

3.2 Conditions Precedent to all Credit Extensions. Bank’s obligations to make each Credit Extension, including the initial Credit Extension, is subject to the following:

(a) timely receipt of any Payment/Advance Form and, in the case of a Credit Extension under the Revolving Line, a Transaction Report;

(b) the representations and warranties in Clause 5 being true in all material respects on the date of the Payment/Advance Form and/or Transaction Report and on the effective date of each Credit Extension; provided, however, that such materiality qualified shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof and provided further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date and each Credit Extension is Borrower’s representation and warranty on that date that the representation and warranties in Clause 5 remain true in all material respects;

(c) no Event of Default having occurred and continuing, or would result from the Credit Extension; and

(d) in Bank’s sole discretion, there is Investor Support and there has not been a Material Adverse Change.

3.3 Conditions Subsequent. Borrower shall deliver (or procure delivery) to Bank, in form and substance satisfactory to Bank the following:

(a)	evidence satisfactory to the Bank that the United States insurance policies of Borrower required by Clause 6.5 hereof are in full force and effect, together with appropriate evidence showing lender loss payable and additional insured clauses and cancellation/non-renewal notice to Bank and endorsements in favour of the Bank, within thirty (30) days of the Effective Date;

(b)	landlord’s consent for the Waltham, MA, USA location duly executed by Watch City Ventures MT, LLC, Watch City Ventures PHI, LLC and Watch City Ventures LLC, within thirty (30) days of the Effective Date; and

(c)	bailee waiver from Iron Mountain duly executed by Iron Mountain for both Iron Mountain locations (in Missouri, USA and Pennsylvania, USA) in favour of Bank, within thirty (30) days of the Effective Date.

Failure of Borrower to comply with this Clause 3.3 shall constitute an immediate Event of Default to which no cure period shall apply.

3.4 Borrowing Procedures. Subject to the prior satisfaction of all other applicable conditions to the making of Credit Extensions, to obtain a Credit Extension, Borrower must notify Bank (which notice shall be irrevocable) by facsimile or telephone by 3:00 p.m. London, UK time at least (a) three (3) Business Days prior to the date the Euro Credit Extension is to be made and (b) one (1) Business Day prior to the date any United States Dollar Credit Extension or any Sterling Credit Extension is to be made. Each notice shall be in the form of a completed Payment/Advance Form in the form attached as Exhibit A, and shall specify (i) the date such Credit Extension is to be made, which day shall be a Business Day; (ii) the amount of such Credit Extension; and (iii) such other requirements as Bank determines are reasonable or desirable in connection therewith. If such notification is by telephone, Borrower must promptly confirm the notification by delivering to Bank a completed Payment/Advance Form in the form attached at Exhibit A. Bank shall: (a) credit United States Dollar Credit Extensions to Borrower’s United States Dollar deposit account; (b) transfer Sterling Credit Extensions to Borrower’s Sterling deposit account held with SVB’s UK Branch; and (C) transfer Euro Credit Extensions to Borrower’s Euro deposit account held with SVB’s UK Branch. Bank may make Credit Extensions under this Agreement based on instructions from a Responsible Officer or his or her designee or without instructions if the Credit Extensions are necessary to meet Obligations which have become due. Bank may rely on any telephone notice given by a Person whom Bank believes is a Responsible Officer or designee. Borrower shall indemnify Bank for any loss Bank suffers due to such reliance.

3.5 Additional Requirements/Provisions Regarding and Sterling Credit Extensions and Euro Credit Extensions.

(a) Borrower shall pay Bank, upon demand by Bank, from time to time such amounts as Bank may determine to be necessary to compensate it for any increased costs incurred by Bank that Bank determines are attributable to its making or maintaining of any amount receivable by Bank hereunder in respect of any Sterling Credit Extensions and/or any Euro Credit Extensions relating thereto (such increases in costs and reductions in amounts receivable being herein called “Additional Costs”), in each case resulting from any Regulatory Change which:

(i) changes the basis of taxation of any amounts payable to Bank under this Agreement in respect of any Sterling Credit Extensions and/or any Euro Credit Extensions (other than changes which affect taxes measured by or imposed on the overall net income of Bank by the jurisdiction in which Bank has its principal office);

(ii) imposes or modifies any reserve, special deposit or similar requirements relating to any extensions of credit or other assets of, or any deposits with, or other liabilities of Bank (including any Sterling Credit Extensions and/or any Euro Credit Extensions); or

(iii) imposes any other condition affecting Bank’s rate of return or a reduction in any amount due and payable under this Agreement (or any of such extensions of credit or liabilities).

(b) Bank will notify Borrower of any event occurring after the Effective Date which will entitle Bank to compensation pursuant to this Clause 3.6 as promptly as practicable after it obtains knowledge thereof and determines to request such compensation. Bank will furnish Borrower with a statement setting forth in reasonable detail the basis and amount of each request by Bank for compensation under this Clause 3.6. Determinations and allocations by Bank for purposes of this Clause 3.6 of the effect of any Regulatory Change on its costs of maintaining its obligations to make Sterling Credit Extensions and/or any Euro Credit Extensions, of making or maintaining Sterling Credit Extensions and/or any Euro Credit Extensions, or on amounts receivable by it in respect of Sterling Credit Extensions and/or any Euro Credit Extensions, and of the additional amounts required to compensate Bank in respect of any Additional Costs, shall be conclusive absent manifest error.

(c) If Bank shall acting reasonably determine that the adoption or implementation of any applicable law, rule, regulation, or treaty regarding capital adequacy, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank, or comparable agency charged with the interpretation or administration thereof, or compliance by Bank (or its applicable lending office) with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank, or comparable agency, in each case affecting Bank or implemented by Bank or, in the case of a request being made, after the date of this Agreement, has or would have the effect of reducing the rate of return on capital of Bank or any person or entity controlling Bank (a “Parent”) as a consequence of its obligations hereunder to a level below that which Bank (or its Parent) could have achieved but for such adoption, change, or compliance (taking into consideration policies with respect to capital adequacy) by an amount deemed by Bank to be material, then from time to time, within five (5) days after demand by Bank, Borrower shall pay to Bank such additional amount or amounts as will compensate Bank for such reduction. A statement of Bank claiming compensation under this Clause 3.6 and setting forth in reasonable detail the additional amount or amounts to be paid to it hereunder shall be conclusive absent manifest error.

(d) If it shall become unlawful for Bank to continue to fund or maintain any Sterling Credit Extensions and/ or any Euro Credit Extensions, or to perform its obligations hereunder, upon demand by Bank, Borrower shall prepay the relevant Sterling Credit Extension and/or Euro Credit Extension in full with accrued interest thereon and all other amounts payable by Borrower hereunder (including, without limitation, any amount payable in connection with such prepayment pursuant to Clause 3.6(a)). Notwithstanding the foregoing, to the extent a determination by Bank as described above relates to a Sterling Credit Extension or a Euro Credit Extension then being requested by Borrower pursuant to an Payment/Advance Form Borrower shall have the option, subject to the provisions of Clause 3.5, to (i) rescind such Payment/Advance Form by giving notice (by facsimile or by telephone confirmed in writing) to

Bank of such rescission on the date on which Bank gives notice of its determination as described above, or (ii) modify such an Payment/Advance Form to obtain a United States Dollar Credit Extension by giving notice (by facsimile or by telephone confirmed in writing) to Bank of such modification on the date on which Bank gives notice of its determination as described above.

3.6 Special Provisions Regarding Euro Credit Extensions. If (i) it shall become unlawful for Bank to continue to fund or maintain any Euro Credit Extension, or to perform its obligations hereunder, or (ii) any Participating Member State which is a Participating Member State as at the Second Amendment and Restatement Date leaves the Eurozone or the Euro ceases to be the lawful currency of any Participating Member State which is a Participating Member State as at the Second Amendment and Restatement Date, the Loan Documents may be amended to the extent Bank (acting reasonably and in consultation with Borrower) determines is necessary to reflect the change (including the redenomination of the currency of Euro liabilities and obligations under the Loan Documents), failing which upon demand by Bank, Borrower shall prepay the Credit Extensions in Euros or in such other currency as Bank may request in full with accrued interest thereon and all other amounts payable by Borrower hereunder.

4 SECURITY DOCUMENTS

All Obligations shall be secured by any and all properties, rights and assets of Borrower and Guarantor now, or in the future, in which Borrower obtains an interest, or the power to transfer rights, including, without limitation, pursuant to the Borrower Debenture, the Guarantor Debenture, the US Security Agreement, the US IP Security Agreement and all other security agreements, mortgages or other collateral granted by Borrower to Bank as security agreements, mortgages or other collateral granted to the Bank as security for the Obligations now or in the future (collectively the “Collateral”). The documents evidencing the Collateral shall be known as the “Security Documents”.

Borrower acknowledges that it previously has entered and/or may in the future enter into Bank Services Agreements with Bank. Regardless of the terms of any Bank Services Agreement, Borrower agrees that any amounts Borrower owes to Bank thereunder shall be deemed to be Obligations hereunder and that it is the intent of Borrower and Bank to have all such Obligations secured by the first priority perfected Security Interest in the Collateral (subject only to Permitted Security Interests that may have priority to any Security Interest in favour of Bank).

Borrower agrees that Bank’s Security Interests in the Collateral shall continue to be first priority perfected Security Interests (subject only to Permitted Security Interests that may have priority to Bank’s Security Interest) until the Bank is satisfied that all the Obligations have been unconditionally and irrevocably discharged in full.

5 REPRESENTATIONS AND WARRANTIES

Borrower represents and warrants to Bank as follows:

5.1 Due Organisation and Authorisation; Power and Authority - UK Obligors. Each UK Obligor is a private limited company, duly incorporated and validly existing under the laws of England and Wales and has power to carry on its business as it is now being conducted and to own its property and other assets. The execution, delivery and performance of this Agreement and the other Loan Documents to which each UK Obligor is a party are within the corporate powers of the relevant UK Obligor and have been duly authorised by all necessary corporate and other action and do not and will not conflict with (i) any law or regulation applicable to it; (ii) the memorandum and articles of association of such UK Obligor; or (iii) any agreement or instrument binding on such UK Obligor. Each UK Obligor is not in default under any agreement to which or by which it is bound in which the default would reasonably be expected to cause a Material Adverse Change.

5.2 Due Organisation and Authorisation - US Borrower. US Borrower is duly existing and in good standing in its state of formation and qualified and licensed to do business in, and in good standing in, any state in which the conduct of its business or its ownership of property requires that it be qualified. The execution, delivery and performance of the Loan Documents have been duly authorised, and do not conflict with US Borrower’s organisational documents, nor constitute an event of default under any material agreement by which US Borrower is bound. US Borrower is not in default under any agreement to which or by which it is bound in which the default could reasonably be expected to cause a Material Adverse Change.

In connection with this Agreement, each Borrower and Guarantor delivered to the Bank a certificate signed by it and entitled “Perfection Certificate” (the “Perfection Certificate”). Borrower represents and warrants to the Bank that: (a) Borrower’s and Guarantor’s exact legal name is that indicated on the Perfection Certificate and on the signature page hereof; and (b) the Borrower and Guarantor are each an organisation of the type, and is organised in the jurisdiction, set forth in the Perfection Certificate; and (c) the Perfection Certificate accurately sets forth the relevant Borrower’s or Guarantor’s organisational identification number or accurately states that the relevant Borrower or Guarantor has none; and (d) the Perfection Certificate accurately sets forth the relevant Borrower’s or Guarantor’s place of business, or, if more than one, its chief executive office as well as the relevant Borrower’s or Guarantor’s mailing address is different, and (e) all other information set forth on the Perfection Certificate pertaining to Borrower or Guarantor is accurate and complete. If US Borrower does not now have an organisational identification number, but later obtains one. Borrower shall forthwith notify the Bank of such organisational identification number.

5.3 Collateral. Each Borrower and Guarantor has good title to, has rights in, and the power to transfer each item of the Collateral, free of Security Interests except Permitted Security Interests. Borrower has no deposit accounts, other than the deposit accounts with Bank, the deposit accounts, if any, described in the Perfection Certificate delivered to Bank in connection herewith, or of which Borrower has given Bank notice and taken such actions as are necessary to give Bank a perfected security interest therein.

The Collateral is not in the possession of any third party bailee (such as a warehouse) except as otherwise provided in the Perfection Certificate and in respect of which a landlord’s or bailee’s consent or waiver has been obtained. None of the components of the Collateral shall be maintained at locations other than as provided in the Perfection Certificate.

All Financed Equipment is new, except for such Financed Equipment that has been disclosed in writing to Bank by Borrower as “used” and that Bank, in its sole discretion, has agreed to finance.

All Inventory is in all material respects of good and marketable quality, free from material defects.

Borrower is the sole owner of the Intellectual Property, except for non-exclusive licenses granted to its customers in the ordinary course of business. Each Patent is valid and enforceable (save for any patent applications) and no part of the Intellectual Property has been judged invalid or unenforceable, in whole or in part, and save as disclosed to Bank in the Perfection Certificate, no claim has been made that any part of the Intellectual Property violates the rights of any third party.

Except as disclosed in the Perfection Certificate, neither Borrower nor Guarantor is a party to, nor is bound by, any Restricted License.

5.4 Litigation. There are no actions or proceedings pending or, to the knowledge of Borrower’s Responsible Officers or legal counsel, threatened by or against Borrower, or any Affiliate of Borrower involving more than, individually or in the aggregate, One Hundred Fifty Thousand pounds Sterling (£150,000) (or its equivalent in any other currency).

5.5 Financial Statements; Financial Condition. All financial statements consolidated or otherwise for Borrower and any Affiliate of Borrower delivered to Bank fairly present in all material respects Borrower’s consolidated financial condition and Borrower’s consolidated results of operations. There has not been any material deterioration in Borrower’s consolidated financial condition since the date of the most recent financial statements submitted to Bank.

5.6 Solvency. Borrower is able to pay its debts (including trade debts) as they fall due including, without limitation, within the meaning of section 123(1) the Insolvency Act 1986.

5.7 Subsidiaries; Investments. Borrower does not own any stock, partnership interest or other equity securities except for Permitted Investments.

5.8 Use of Proceeds. Borrower shall use: (a) the proceeds of the Revolving Advances for general working capital and other general business requirements, and not for personal, family, household or agricultural purposes; (b) the proceeds of the Equipment Advances solely to purchase Eligible Equipment, or (if agreed by Bank in its sole discretion) re-finance the purchase of Eligible Equipment; and (c) the proceeds of the Term Loan for general working capital, growth capital and other general business requirements.

5.9 Full Disclosure. No written representation, warranty or other statement of Borrower in any certificate or written statement given to Bank taken together with all such written certificates and written statements given to Bank contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained in the certificates or statements in light of the circumstance in which they were made not misleading. Bank acknowledges that any projections and/or forecasts provided by Borrower which are reasonably and carefully made are not to be deemed facts for the purpose of this Clause 5.9.

5.10 No winding-up. Other than as a consequence of the Reorganisation, Borrower has not taken any corporate or other action nor has any application been made or have any other steps been taken or legal proceedings been started or (to the best of the Borrower’s knowledge and belief having made due and proper enquiry) threatened against the Guarantor, the Borrower or any of its Affiliates for its or their winding-up (save for any proceedings which are frivolous or vexatious and which are discharged, stayed or dismissed within fourteen (14) days of commencement) or for the appointment of a trustee, liquidator, receiver, administrative receiver, administrator or similar officer of it or of any or all of its assets.

5.11 Taxation. Other than in relation to the Sales and Tax Use disclosure, as disclosed in the Perfection Certificate, Borrower has complied in all material respects with all Taxation laws in all jurisdictions in which it is subject to Taxation and has paid all Taxes due and payable by it and no claims are being asserted against it in respect of Taxes save for assessments in relation to the ordinary course of the business of the Borrower or claims contested in good faith and in respect of which adequate provision has been made and disclosed in the latest accounts of the Borrower or information delivered to the Bank under this Agreement.

5.12 Licences. Borrower is not a party to, nor is bound by, any material licence (other than over the counter software that is commercially available to the public) or other material agreement with respect to which the Borrower is the licensee that prohibits or otherwise restricts Borrower from granting a charge in Borrower’s interest in such license or agreement or any other property. Borrower shall provide written notice to Bank within ten (10) days of entering or becoming bound by, any such material license or material agreement which is reasonably likely to have a material impact on Borrower’s business or financial condition. Borrower shall take such steps as Bank reasonably requests to obtain the consent of, authorisation by or waiver by, any Person whose consent or waiver is necessary for all such licenses or contract rights to be deemed Collateral and for Bank to have a charge in it that might otherwise be restricted or prohibited by law or by the terms of any such license or agreement, whether now existing or entered into in the future.

5.13 Subordinated Debt. Other than: (i) Permitted Indebtedness and (ii) amounts due to employees and directors in respect of salary and benefits, all amounts due to officers, directors, shareholders and any creditors (other than Bank) of Borrower have been subordinated to the Obligations.

5.14 Regulatory Compliance. US Borrower is not an “investment company” or a company “controlled” by an “investment company” under the Investment Company Act. US Borrower is not engaged as one of its important activities in extending credit for margin stock (under Regulations T and U of the Federal Reserve Board of Governors). US Borrower has complied in all material respects with the Federal Fair Labor Standards Act. US Borrower has not violated any laws, ordinances or rules, the violation of which could reasonably be expected to have a material adverse effect on its business. None of US Borrower’s or any of its Affiliates’ properties or assets has been used by US Borrower or any of its Affiliates or, to the best of US Borrower’s knowledge, by previous Persons, in disposing, producing, storing, treating, or transporting any hazardous substance other than legally. US Borrower and each of its Affiliates have obtained all consents, approvals and authorizations of, made all declarations or filings with, and given all notices to, all government authorities that are necessary to continue its business as currently conducted.

5.15 Accounts Receivable. All statements made and all unpaid balances appearing in all invoices, instruments and other documents evidencing Monthly Recurring Revenue are and shall be true and correct and all such invoices, instruments and other documents, and all of Borrower’s Books are genuine and in all respects what they purport to be. After the occurrence of an Event of Default, Bank may notify any Account Debtor owing Borrower money of Bank’s security interest in such funds and verify the amount of any Account. All sales and other transactions underlying or giving rise to Monthly Recurring Revenue shall comply in all material respects with all applicable laws and governmental rules and regulations. Borrower has no knowledge of any actual or imminent Insolvency Proceeding of any Account Debtor whose accounts are comprised in the calculation of Monthly Recurring Revenue. To the best of Borrower’s knowledge, all signatures and endorsements on all documents, instruments, and agreements relating to all Accounts comprised in the calculation of Monthly Recurring Revenue are genuine, and, subject to any general principles of law or equity limiting the same, all such documents, instruments and agreements are legally enforceable in accordance with their terms.

5.16 Definition of “Knowledge”. For the purposes of the Loan Documents, whenever a representation or warranty is made to Borrower’s knowledge or awareness, to the “best of Borrower’s knowledge, or with a similar qualification, knowledge or awareness means the actual knowledge, after reasonable investigation, of the Responsible Officers.

6 AFFIRMATIVE COVENANTS

Borrower shall do the following:

6.1 Government Compliance.

(a) Each Borrower and Guarantor shall maintain its, and all of Borrower’s Affiliates shall maintain their, legal existence and good standing in their jurisdictions of incorporation or formation and maintain qualification in each jurisdiction in which the failure to so would reasonably be expected to have a material adverse effect on Borrower’s business or operations. Borrower shall and shall procure that each of its Affiliates complies with all laws, ordinances and regulations to which it is subject, noncompliance with which could have a material adverse effect on Borrower’s business or operations or would reasonably be expected to cause a Material Adverse Change.

(b) Obtain all of the Governmental Approvals (if any) necessary for the performance by Borrower of its obligations under the Loan Documents to which it is a party and the grant of a Security Interest to Bank and all of its property and assets. Borrower shall promptly provide copies of any such obtained Governmental Approvals to Bank.

6.2 Financial Statements, Reports, Certificates.

Borrower shall deliver to Bank:

(a) (i) As soon as available, but no later than thirty (30) days after the last day of each month, a company prepared balance sheet and income statement covering the Borrower’s operations on a consolidated and consolidating basis during the preceding month certified by a Responsible Officer and in a form acceptable to Bank; (ii) as soon as available, but no later than one hundred and eighty (180) days after the last day of Borrower’s financial year, audited consolidated financial statements prepared under GAAP, consistently applied, together with an unqualified opinion on the financial statements from an independent firm of chartered accountants reasonably acceptable to Bank; (iii) a prompt report of any legal actions pending or threatened against the Borrower or any Affiliate of Borrower; (iv) promptly details of any newly registered intellectual property held by it or any changes to any registered intellectual property held by it; (v) no later than fifteen (15) days after they have been approved by the board any operating budget and projections; and (vi) as soon as available but no later than thirty (30) days after the last day of each month the Borrower’s monthly board meeting package.

(b) Within thirty (30) days after the last day of each month, Borrower shall deliver to Bank, with the monthly financial statements, a Compliance Certificate signed by a Responsible Officer in the form of Exhibit B.

(c) Within thirty (30) days after the last day of each month, Borrower shall deliver to Bank, a Transaction Report containing metrics and supporting calculations for Annual Recurring Revenue, Monthly Recurring Revenue, Average Monthly Recurring Revenue, Quarterly Recurring Revenue and Annualised Net Churn Percentage (in a form to be agreed between Bank and Borrower).

(d) Within thirty (30) days after the last day of each month, Borrower shall deliver to Bank, account debtor aging, account creditor aging and Deferred Revenue Schedule (in a form to be agreed between Bank and Borrower).

6.3 Inventory; Returns. Borrower shall keep all Inventory in good and marketable condition, free from material defects. Returns and allowances between Borrower and its Account Debtors shall follow Borrower’s customary practices as they exist at the Effective Date. Borrower must promptly notify Bank of all returns, recoveries, disputes and claims that involve more than Fifty Thousand pounds Sterling (£50,000) (or its equivalent in any other currency).

6.4 Taxes. Borrower shall make, and cause each of its Affiliates to make, timely payment of all material Taxes or assessments (other than taxes and assessments which Borrower is contesting in good faith, with adequate reserves maintained in accordance with GAAP) and will deliver to Bank, on demand, appropriate certificates attesting to such payments.

6.5 Insurance. Borrower shall keep its business and the Collateral insured for risks and in amounts and as Bank may reasonably request. Without limitation to the foregoing, Borrower shall procure that there are maintained such insurances as are normally maintained by prudent persons carrying on similar businesses to Borrower or which maybe reasonably required by Bank including, without limitation, full comprehensive cover over the Financed Equipment

(for an amount which is not less than the aggregate cost of reinstating or replacing such Financed Equipment). Insurance policies shall be in a form, with companies, and in amounts that are satisfactory to Bank in its reasonable discretion. All property policies shall have a lender’s loss payable endorsement showing Bank as an additional loss payee and all liability policies shall show Bank as an additional insured and all policies shall provide that the insurer must give Bank at least twenty (20) days’ notice before cancelling its policy. At Bank’s request, Borrower shall deliver certified copies of policies and evidence of all premium payments. Proceeds: (a) in excess of Twenty Thousand pounds Sterling (£20,000) in any one year payable under any policy (other than a policy relating to the Financed Equipment) taken out by or otherwise vested in the Borrower shall, at Bank’s option, be payable to Bank on account of the Obligations; and (b) payable under any policy relating to the Financed Equipment taken out by or otherwise vested in the Borrower shall, at Bank’s option, be payable to Bank on account of the Obligations. If Borrower fails to obtain insurance as required under this Clause 6.5 or to pay any amount or furnish any required proof of payment to third parties and Bank, Bank may make all or part of such payment or obtain such insurance policies as required by this Clause 6.5, and take any action under the policies that Bank deems prudent.

6.6 Equipment. Borrower shall: (a) maintain all Financed Equipment in good and serviceable condition (except for expected fair wear and tear); (b) not to permit any Financed Equipment to be: (i) used or handled, other than by properly qualified and trained persons; or (ii) to be overloaded or used for any purpose for which it is not designed or reasonably suitable; (c) promptly pay all taxes, fees, licence duties, registration charges, insurance premiums and other outgoings in respect of the Financed Equipment and, on demand, produce evidence of payment to Bank; (d) give Bank such information concerning the location, condition, use and operation of the Financed Equipment as Bank may reasonably require; (e) permit any persons designated by Bank to inspect and examine the Financed Equipment and the records relating to the Financed Equipment at all reasonable times; (f) save in respect of Permitted Equipment Movements or otherwise by written consent of Bank and provided that each of Savvis, Telstra Limited, Navisite and Iron Mountain, shall have delivered to Bank a consent and waiver deed in form and substance satisfactory to Bank, not change the location of any Financed Equipment without Bank’s prior written consent; (g) not at any time hold Financed Equipment (including any Financed Equipment in transit to or from the Ropemaker Street Properties), the aggregate value of which would exceed One Hundred Thousand pounds Sterling (£100,000) at its properties in Ropemaker Street, London EC2Y (the “Ropemaker Street Properties”); (h) not permit any Financed Equipment to be held at the Ropemaker Street Properties (or any of them) for a period exceeding four (4) weeks; (i) ensure that each item of Financed Equipment held at the Ropemaker Street Properties at any time shall have a notice affixed and kept affixed at all times, a visible plaque of reasonable size (but measuring not less than 4 cm x 8 cm) having inscribed on it in fireproof and legible characters the following statement: “This item of Equipment belongs to Mimecast Services Limited and is subject to a first priority fixed charge granted in favour of Silicon Valley Bank. No sale, transfer, lease, loan or other disposal of this item of Equipment is permitted without the prior written consent of Silicon Valley Bank.”.

6.7 Financial Covenants.

Borrower shall maintain:

(a) Recurring Revenue to Plan.

Quarterly Recurring Revenue for the quarterly periods set out in column A below of at least the minimum amount set out in column B below:

A Period	B Minimum Amount
the quarterly period ending on 30 June 2014	$22,900,000
the quarterly period ending on 30 September 2014	$26,300,000
the quarterly period ending on 31 December 2014	$26,500,000
the quarterly period ending on 31 March 2015	$27,800,000
each quarterly period thereafter ending on 30 September, 31 December, 31 March and 30 June in each year	The $ figures agreed by the Borrower and the Bank pursuant to this Clause 6.7 (a)

Bank and Borrower shall discuss the minimum amounts of Quarterly Recurring Revenue to be maintained by Borrower for the test periods set out above commencing on 30 June 2015 and continuing thereafter. Bank shall set (acting reasonably following such discussions) and Borrower shall agree such minimum amounts of Quarterly Recurring Revenue by no later than 31 March 2015.

The Advance Rate will be recalculated on each date that the financial covenant set out in this Clause 6.7 (a) is tested.

(b) Adjusted Quick Ratio.

An Adjusted Quick Ratio of at least 0.90 to 1.00 rising to 1.00:1 from 31 October 2014 and further rising to 1.50:1 following any equity raising event of Borrower where Borrower raises $30,000,000 or more, to be tested monthly.

6.8 Intellectual Property Rights. Borrower shall: (i) protect, defend and maintain the validity and enforceability of the Intellectual Property; (ii) promptly advise Bank in writing of material infringements of the Intellectual Property; and (iii) not allow any Intellectual Property material to Borrower’s business to be abandoned, forfeited or dedicated to the public without Bank’s written consent. If Borrower (i) obtains any Patent, registered Trademark, registered Copyright, registered mask work, or any pending application for any of the foregoing, whether as owner, licensee or otherwise, or (ii) applies for any Patent or the registration of any Trademark, then Borrower shall immediately provide written notice thereof to Bank and shall execute such intellectual property security agreements and other documents and take such other actions as Bank shall request in its good faith business judgment to perfect and maintain a first priority perfected security interest in favor of Bank in such property. If Borrower decides to register any Copyrights or mask works in the United States Copyright Office, Borrower shall: (x) provide Bank with at least fifteen (15) days prior written notice of Borrower’s intent to register such Copyrights or mask works together with a copy of the application it intends to file with the United States Copyright Office (excluding exhibits thereto); (y) execute an intellectual property security agreement and such other documents and take such other actions as Bank may request in its good faith business judgment to perfect and maintain a first priority perfected security interest in favor of Bank in the Copyrights or mask works intended to be registered with the United States Copyright Office; and (z) record such intellectual property security agreement with the United States Copyright Office contemporaneously with filing the Copyright or mask work application(s) with the United States Copyright Office. Borrower shall promptly provide to Bank copies of all applications that it files for Patents or for the registration of Trademarks, Copyrights or mask works, together with evidence of the recording of the intellectual property security agreement necessary for Bank to perfect and maintain a first priority perfected security interest in such property.

6.9 Bank accounts and Accounts.

(a) Borrower and each of Borrower’s Affiliates will maintain any operating and deposit accounts and securities/investment accounts in the United States with Bank and any excess funds which Borrower or any Borrower’s Affiliate may have in the United States shall be kept with or invested through Bank or an Affiliate of Bank. In addition and without limiting the foregoing, US Borrower shall maintain all of its operating and deposit accounts and securities/investment accounts with Bank or an Affiliate of Bank.

(b) For any account in the United States that Bank in its sole discretion permits Borrower at any time to open or maintain, Borrower shall cause the applicable bank or financial institution (other than Bank) at or with which such account is maintained to execute and deliver a control agreement or other appropriate instrument with respect to such account to perfect Bank’s Security Interest in such account in accordance with the terms of this Agreement which control agreement may not be terminated without the prior written consent of Bank. The provisions of the previous sentence shall not apply to deposit accounts exclusively used for payroll, payroll taxes and other employee wage and benefit payments to or for the benefit of Borrower’s employees and identified to Bank by Borrower as such.

(c) Borrower shall maintain its UK operating and deposit accounts and any UK excess funds with Bank’s branch in the United Kingdom (“SVB’s UK Branch”).

(d) The Borrower shall have the right to collect all Accounts, unless and until an Event of Default has occurred and is continuing. The Borrower shall, within 90 days of the Second Amendment and Restatement Date, open such new operating bank accounts with Bank as may be required. After 90 days has elapsed, each account held by Borrower with Bank as at the Second Amendment and Restatement Date (the “Existing Accounts”) shall convert automatically to a “blocked account” (which Existing Accounts shall then be known as the “Collateral Accounts”). All payments on, and proceeds of, Accounts shall be deposited directly by the applicable Account Debtor into the Existing Accounts or Collateral Accounts (as the case may be). Whether or not an Event of Default has occurred and is continuing, or the Existing Accounts have converted to Collateral Accounts or not, Borrower shall hold all payments on, and proceeds of, Accounts in trust for Bank, and shall immediately deliver all payments on and proceeds of Accounts to the Existing Account or Collateral Accounts (as the case may be), to be applied (i) prior to an Event of Default, pursuant to the terms of Clause 2.5(b) hereof, and (ii) after the occurrence and during the continuance of an Event of Default, pursuant to the terms of Clause 9.10 hereof.

6.10 FX Trades and other Hedging Transactions. Should Borrower propose to enter into a foreign exchange transaction involving the purchase or sale of a specific amount of currency on a specified date or any other hedging transaction having an aggregate value (whether by a single transaction or a series of related transactions) of at least One Hundred Thousand pounds Sterling (£100,000) (or the its equivalent in any other currency) (collectively a “Hedging Transaction”), Bank shall have the first right to provide such Hedging Transaction to Borrower; provided, however, if Bank is not competitive with current market conditions for such Hedging Transaction then such Hedging Transaction may be maintained with another financial institution.

6.11 Access to Collateral; Books and Records. Allow Bank, or its agents, at reasonable times, on three (3) Business Days’ notice (provided no notice is required if an Event of Default has occurred and is continuing), to inspect the Collateral including, but not limited to, Borrower’s Accounts and audit and copy Borrower’s Books. The foregoing shall be at Borrower’s expense. In the event Borrower and Bank schedule an audit more than ten (10) days in advance, and Borrower cancels or seeks to reschedule the audit with less than ten (10) days’ written notice to Bank, then (without limitation to any of Bank’s rights and remedies), Borrower shall pay Bank a fee of One Thousand pounds Sterling (£1,000), plus out-of-pocket expenses incurred by Bank to compensate Bank for the anticipated costs and expenses of the cancellation or rescheduling. Borrower acknowledges that a field exam to audit Borrower’s Accounts at Borrower’s expense shall be carried out by Bank within sixty (60) days of the Second Amendment and Restatement Date. After the occurrence of an Event of Default, Bank may audit Borrower’s Collateral including, but not limited to, Borrower’s Accounts at Borrower’s expense and at Bank’s sole and exclusive discretion and without notification and authorisation from Borrower.

6.12 Further Assurances. Borrower shall execute any further instruments and take further action as Bank reasonably requests to perfect or continue Bank’s security interest in the Collateral or to effect the purposes of this Agreement.

6.13 Reorganisation. Notwithstanding any other provision of this Agreement, Borrower or Guarantor shall be permitted to commence, continue or otherwise complete the Reorganisation and such Reorganisation shall not constitute a breach of any term of any Loan Document.

7 NEGATIVE COVENANTS

Borrower shall not do any of the following without Bank’s prior written consent:

7.1 Dispositions. Convey, sell, lease, transfer, assign or otherwise dispose of (collectively a “Transfer”), or permit any of its Affiliates to Transfer, all or any part of its business or property, including the Intellectual Property, except for Transfers of (a) Inventory in the ordinary course of business; (b) non-exclusive licenses and similar arrangements for the use of the property of Borrower or its Affiliates in the ordinary course of business; (c) worn-out or obsolete equipment (that does not constitute Financed Equipment); (d) in connection with Permitted Security Interests and Permitted Investments; or (e) leasehold interests in respect of real estate as permitted pursuant to the terms of such leases. Borrower shall not enter into an agreement with any Person other than Bank which restricts the subsequent granting of a security interest in the Intellectual Property.

7.2 Changes in Business, Ownership, Management or Business Locations. (a) Engage in or permit any of its Affiliates to engage in any business other than the businesses currently engaged in by Borrower and such Affiliate as at the Effective Date, as applicable, or reasonably related thereto; or (b) liquidate or dissolve; or (c) permit or suffer a Material Change of Control or permit a Material Change of Control of any of its Affiliates, or permit or suffer a material change in its Management; or (d) without at least fifteen (15) days’ prior written notice to Bank, relocate its registered office or principal place of business, or add any new offices or business locations, including warehouses; or (e) without at least thirty (30) days’ prior written notice to Bank, change its jurisdiction of incorporation or organisation; or (f) without at least thirty (30) days’ prior written notice to Bank, change its organisational structure or type; or (g) without at least thirty (30) days’ prior written notice to Bank, change its legal name; or (h) without at least thirty (30) days’ prior written notice to Bank deliver any Collateral to a bailee or warehouse at a location other than to a bailee or location disclosed in the Perfection Certificate. If Borrower delivers any Collateral to a bailee and such bailee is not already party to a bailee agreement, consent or waiver, then Borrower shall first receive the written consent of Bank, and such bailee shall execute and deliver a bailee agreement, consent or waiver (as requested by Bank) in form and substance satisfactory to Bank in its sole discretion.

7.3 Mergers or Acquisitions. Merge or consolidate, or permit any of its Affiliates to merge or consolidate, with any other Person, or acquire, or permit any of its Affiliates to acquire, all or substantially all of the share capital or property of another Person.

7.4 Indebtedness. Create, incur, assume, or be liable for any Indebtedness, or permit any of its Affiliates to do so, other than the Permitted Indebtedness.

7.5 Distributions; Investments. (a) Directly or indirectly acquire or own any Person, or make any Investment in any Person, other than Permitted Investments, or permit any of its Affiliates to do so; or (b) pay any dividends or make any distribution or payment or redeem, or purchase any of its share capital or permit the Guarantor to do so.

7.6 Transactions with Affiliates. Directly or indirectly enter into or permit to exist any material transaction with any Affiliate of Borrower, except for transactions that are in the ordinary course of Borrower’s business, upon fair and reasonable terms that are no less favorable to Borrower than would be obtained in an arm’s length transaction with a non-affiliated Person.

7.7 Subordinated Debt. (a) Make or permit any payment on any Subordinated Debt, except under the terms of the subordination, intercreditor, or other similar agreement to which such Subordinated Debt is subject, or (b) without the Bank’s prior written consent, amend any provision in any document relating to the Subordinated Debt which would increase the amount thereof or adversely affect the subordination thereof to the Obligations owed to the Bank.

7.8 Encumbrance. Create, incur, allow or suffer any Security Interest on any of the Collateral, or assign or convey any right to receive income, including the sale of any Accounts, or permit any of its Affiliates to do so, except for Permitted Security Interests, permit any

Collateral not to be subject to the first priority Security Interest created or constituted pursuant to the Security Documents, or enter into any agreement, document, instrument or other arrangement (except in favour of Bank) with any Person which directly or indirectly prohibits or has the effect of prohibiting Borrower or any of its Affiliates from granting a Security Interest in or upon any of Borrower’s or any of its Affiliates’ Intellectual Property, except as is otherwise permitted in Clause 7.1 and the definition of “Permitted Security Interests” in Clause 13.

7.9 Compliance, With respect to US Borrower, become an “investment company” or a company controlled by an “investment company”, under the Investment Company Act of 1940 or undertake as one of its important activities extending credit to purchase or carry margin stock (as defined in Regulation U of the Board of Governors of the Federal Reserve System), or use the proceeds of any Credit Extension for that purpose; fail to meet the minimum funding requirements of ERISA, permit a Reportable Event or Prohibited Transaction, as defined in ERISA, to occur; fail to comply with the Federal Fair Labor Standards Act or violate any other law or regulation, if the violation could reasonably be expected to cause a Material Adverse Change in respect of US Borrower or have a material adverse effect on US Borrower’s business, or permit any of its Affiliates to do so; withdraw or permit any Affiliate of Borrower to withdraw from participation in, permit partial or complete termination of, or permit the occurrence of any other event with respect to, any present pension, profit sharing and deferred compensation plan which could reasonably be expected to result in any liability of US Borrower, including any liability to the Pension Benefit Guaranty Corporation or its successors or any other governmental agency.

7.10 Cash held by Borrower’s Affiliates. The total cash held by each of Borrower’s Affiliates (excluding, for the avoidance of doubt, the Guarantor) shall not at any time exceed Two Million pounds Sterling (£2,000,000) (provided that this covenant shall not be breached solely by reason of the drawdown of the Term Loan).

8 EVENTS OF DEFAULT

Any one of the following is an Event of Default:

8.1 Payment Default. Borrower fails to (a) make any payment of principal or interest on any Credit Extension on its due date, or (b) pay any other Obligations within three (3) Business Days after such Obligations are due and payable (which three (3) Business Day cure period shall not apply to payments due on the Revolving Line Maturity Date, the Equipment Maturity Date, the Tranche 1 Term Loan Maturity Date or Tranche 2 Term Loan Maturity Date). During the three (3) Business Day period under (b) above, the failure to cure the payment default shall not be an Event of Default (but no Credit Extensions will be made during such cure period).

8.2 Covenant Default.

(a) Borrower fails or neglects to perform any obligation in Clause 6 or breaches any covenant in Clause 7; or

(b) Borrower fails or neglects to perform, keep, or observe any other term, provision, condition, covenant or agreement that can be cured, had failed to cure the default within ten (10) days after the occurrence thereof; provided, however, that if the default cannot by its nature be cured within the ten (10) day period or cannot after diligent attempts by Borrower be cured within such ten (10) day period, and such default is likely to be cured within a reasonable time, then Borrower shall have an additional period (which shall not in any case exceed thirty (30) days) to attempt to cure such default, and within such reasonable time period, the failure to cure the default shall not be deemed an Event of Default (but no Credit Extensions shall be made during such cure period). Cure periods provided under this Clause 8.2 shall not apply, among other things, to financial covenants or any other covenants set forth in sub-clause (a) above.

8.3 Material Adverse Change. A Material Adverse Change occurs.

8.4 Attachment. (i) Any material portion of Borrower or any of its Affiliates’ assets is attached, seized, levied on, or comes into possession of a trustee, receiver, creditor or encumbrancer and the attachment, seizure or levy is not removed in ten (10) days; (ii) the service of proceedings upon Borrower or any Affiliate of Borrower seeking to attach, by trustee or similar process, any funds of Borrower or any Affiliate of Borrower on deposit with the Bank, or any entity under control of Bank (including a subsidiary); (iii) Borrower or any Affiliate of Borrower is injuncted, restrained, or prevented by court order from conducting a material part of its business; (iv) a judgment or other claim becomes a lien on a material portion of Borrower’s or any of Borrower’s Affiliates’ assets; or (v) a notice of lien, levy, or assessment is filed against any of Borrower or any of Borrower’s Affiliates’ assets by any government department or agency including without limitation the Inland Revenue and not paid within ten (10) days after Borrower or Affiliate of Borrower receives notice. These are not Events of Default if stayed or if a bond is posted pending appeal by Borrower or Affiliate of Borrower (as appropriate) (but no Credit Extensions shall be made during the grace period).

8.5 Insolvency. Any of the following occurs in respect of Borrower or any Affiliate of Borrower: (i) it is, or is deemed for the purposes of section 123(1) (only) of the Insolvency Act 1986 and / or any other laws governing or applicable to Borrower or any such Affiliate (as applicable) to be, unable to pay its debts as they fall due; (ii) it admits its inability to pay its debts as they fall due; it suspends making payments on any of its debts or announces an intention to do so; (iii) a moratorium is declared in respect of any of its indebtedness; or (iv) by reason of actual or anticipated inability to pay debts as they fall due or insolvency it begins negotiations with any creditor for the rescheduling of any of its indebtedness.

8.6 Insolvency Proceedings. Any of the following occurs in respect of Borrower or any Affiliate of Borrower (each of which shall be an “Insolvency Proceeding”): (i) any step is taken with a view to a moratorium or a composition, assignment or similar arrangement with any of its creditors; (ii) a meeting of its shareholders, directors or other officers is convened for the purpose of considering any resolution for, to petition for or to make an application to or to file documents with a court or any registrar for, its winding-up, administration or dissolution or any such resolution is passed; (iii) save in the case of a solvent winding-up of an Affiliate of Borrower with the prior written approval of Bank, an order is made for its winding-up, administration or dissolution, or any Person presents a petition, or makes an application to or files documents with a court or any registrar, for its winding-up, administration or dissolution, or gives notice to the Bank of an intention to appoint an administrator (save for any winding-up petition in respect of UK Borrower which is frivolous or vexatious and which is discharged, stayed or dismissed within fourteen (14) days of commencement); (iv) any liquidator, receiver, administrative receiver, administrator or similar officer is appointed in respect of it or any of its assets; (v) its shareholders, directors or other officers request the appointment of, or give notice of their intention to appoint, a liquidator, receiver, administrator or similar officer; (vi) Borrower begins a US Insolvency Proceeding; or (vii) a US Insolvency Proceeding is begun against Borrower.

8.7 Other Agreements. If there is, under any agreement to which Borrower, or Guarantor or any Affiliate of Borrower is a party with a third party or parties, (a) any default resulting in a right by such third party or parties, whether or not exercised, to accelerate the maturity of any Indebtedness in an amount individually or in the aggregate in excess of Fifty Thousand pounds Sterling (£50,000) (or its equivalent in any other currency); or (b) any default by Borrower, Guarantor or such Affiliate of Borrower, the result of which could have a material adverse effect on Borrower’s, Guarantor’s or such Borrower’s Affiliate’s business.

8.8 Judgments. If a judgment or judgments for the payment of money in an amount, individually or in the aggregate, of at least Fifty Thousand pounds Sterling (£50,000) shall be rendered against Borrower or any Affiliate of Borrower and shall remain unsatisfied and unstayed for a period often (10) days (provided that no Credit Extensions will be made prior to the satisfaction or stay of such judgment).

8.9 Misrepresentations. If any representation or warranty or statement made or deemed to be made or repeated by the Borrower or any Person acting for the Borrower in, or in connection with the negotiation of, any Loan Document or in any notice, certificate or statement of fact referred to in or delivered under any of the Loan Documents or in any other written material delivered to Bank is or shall prove to be untrue or incorrect in any material respect or misleading when made or deemed to be made or repeated under any Loan Document.

8.10 Subordinated Debt. A default or breach occurs under any agreement between Borrower and any creditor of Borrower that has entered into a subordination agreement with Bank, or any creditor that has entered into a subordination agreement with Bank breaches any terms of the subordination agreement.

8.11 Other Agreements with Bank. Borrower, or any Affiliate of Borrower fails to perform any of its obligations under any agreement between Borrower, or any Affiliate of Borrower (or any of them) and Bank.

8.12 Guarantee. (i) Any guarantee of any Obligations or any other security for the Obligations, including, the Guarantee and the Guarantor Debenture (each, a “Third Party Security”) terminates or ceases for any reason to be in full force; (ii) any guarantor of any Obligations, does not perform any obligation or covenant under any guarantee; (iii) any material misrepresentation or material misstatement exists now or later in any warranty or representation in any guarantee, any Third Party Security, or in any certificate delivered to Bank in connection with any guarantee or Third Party Security; or (iv) any circumstance described in Clauses 8.3, 8.4, 8.5, 8.6, 8.8 or 8.9 occurs to any guarantor of any Obligations; or (v) a Material Change of Control occurs in respect of Guarantor.

8.13 Governmental Approvals. Any Governmental Approval shall have been (a) revoked, rescinded, suspended, modified in an adverse manner or not renewed in the ordinary course for a full term or (b) subject to any decision by a Governmental Authority that designates a hearing with respect to any applications for renewal of any of such Governmental Approval or that could result in the Governmental Authority taking any of the actions described in clause (a) above, and such decision or such revocation, rescission, suspension, modification or non-renewal (i) has, or could reasonably be expected to have, a Material Adverse Change, or (ii) adversely affects the legal qualifications of Borrower or any of its Affiliates to hold such Governmental Approval in any applicable jurisdiction and such revocation, rescission, suspension, modification or non-renewal could reasonably be expected to affect the status of or legal qualifications of Borrower or any of its Affiliates to hold any Governmental Approval in any other jurisdiction.

9 BANK’S RIGHTS AND REMEDIES

9.1 Rights and Remedies. When an Event of Default occurs and continues the Bank may, without notice or demand, do any or all of the following:

(a) declare all Obligations immediately due and payable (but if an Event of Default described in Clause 8.5 or 8.6 occurs all Obligations are immediately due and payable without any action by Bank);

(b) stop advancing money or extending credit for Borrower’s benefit under this Agreement or under any other agreement between Borrower and Bank;

(c) settle or adjust disputes and claims directly with account debtors for amounts, on terms and in any order that Bank considers advisable and notify any Person owing Borrower money of Bank’s security interest in such funds and verify and/or collect the amounts owed by such account debtors. After the occurrence of an Event of Default, any amounts received by Borrower shall be held in trust by Borrower for Bank, and, if requested by Bank, Borrower shall immediately deliver such receipts to Bank in the form received from the account debtor, with proper endorsements for deposit;

(d) make any payments and do any acts it considers necessary or reasonable to protect its security interest in the Collateral. Borrower shall assemble the Collateral if Bank requests and make it available as Bank designates. Bank may enter premises where the Collateral is located, take and maintain possession of any part of the Collateral, and pay, purchase, contest, or compromise any Security Interest which appears to be prior or superior to its security interest and pay all expenses incurred. Borrower grants Bank a license to enter and occupy any of its premises, without charge, to exercise any of Bank’s rights or remedies;

(e) apply towards the discharge of the Obligations any (i) balances and deposits of Borrower it holds, or (ii) any amount held by Bank owing to or for the credit or the account of Borrower;

(f) ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale, and sell the Collateral. Bank is hereby granted a non-exclusive, royalty-free license or other right to use, without charge, Borrower’s labels, Patents, Copyrights, rights of use of any name, trade secrets, trade names, Trademarks, service marks, and advertising matter, or any similar property as it pertains to the Collateral, in completing production of, advertising for sale, and selling any Collateral and, in connection with Bank’s exercise of its rights under this Clause, Borrower’s rights under all licenses and all franchise agreements inure to Bank’s benefit;

(g) place a “hold” on any account maintained with Bank and/or deliver a notice of exclusive control, any entitlement order, or other directions or instructions pursuant to any control agreement or similar agreements providing control of any Collateral;

(h) demand and receive possession of Borrower’s Books; and

(i) exercise any rights and remedies available to Bank under the Security Document or applicable law.

9.2 Bank Expenses. Any Bank Expenses are immediately due and payable, and shall bear interest at the then applicable rate and be secured by the Collateral. No payments by Bank shall be deemed an agreement to make similar payments in the future or Bank’s waiver of any Event of Default.

9.3 Bank’s Liability for Collateral. So long as Bank complies with reasonable banking practices regarding the safekeeping of Collateral Bank shall not be liable or responsible for: (a) the safekeeping of the Collateral; (b) any loss or damage to the Collateral; (c) any diminution in the value of the Collateral; or (d) any act or default of any carrier, warehouseman, bailee, or other Person. The Borrower bears all risk of loss, damage or destruction of the Collateral.

9.4 Remedies Cumulative. Bank’s rights and remedies under this Agreement, the Loan Documents, and all other agreements are cumulative. Bank has all rights and remedies provided by law or in equity. Bank’s exercise of one right or remedy is not an election, and Bank’s waiver of any Event of Default is not a continuing waiver. Bank’s delay is not a waiver, election, or acquiescence. No waiver hereunder shall be effective unless signed by Bank and then is only effective for the specific instance and purpose for which it was given.

9.5 Demand Waiver. Borrower waives demand, notice of default or dishonor, notice of payment and nonpayment, notice of any default, nonpayment at maturity, release, compromise, settlement, extension, or renewal of accounts, documents, instruments, chattel paper, and guarantees held by Bank on which Borrower is liable.

9.6 Withholding; Gross-up. All payments to be made by Borrower under this Agreement, whether in respect of principal, interest, fees or otherwise, shall (save insofar as required by law to the contrary) be paid in full without set-off or counterclaim and free and clear of and without any deduction or withholding or payment for or on account of any Taxes that may be imposed in the United Kingdom or any other jurisdiction from which payment may be made by Borrower under this Agreement. If Borrower shall be required by law to effect any deduction or withholding or payment as aforesaid from or in connection with any payment made under this Agreement for the account of Bank then:

(a) Borrower shall promptly notify Bank upon becoming aware of the relevant requirements to deduct any such deduction or withholding or payment;

(b) Borrower shall ensure that such deduction or withholding or payment does not exceed the minimum legal liability therefor, shall remit the amount of such Tax to the appropriate Taxation authority and shall forthwith pay to Bank such additional amount as will result in the immediate receipt by Bank of the full amount which would otherwise have been receivable hereunder had no such deduction or withholding or payment been made; and

(c) Borrower shall not later than fifty (50) days after each deduction or withholding or payment of any Taxes forward to Bank documentary evidence reasonably required by Bank in respect of the payment of any such Taxes.

9.7 HM Revenue & Customs Double Taxation Treaty Passport Scheme.

(a) Bank holds a passport under the HM Revenue & Customs Double Taxation Treaty Passport scheme and Bank confirms that it wishes that scheme to apply to this Agreement. Bank confirms that its scheme reference number is: 13/S/0299723/DTTP and its jurisdiction of tax residence is: USA.

(b) UK Borrower shall file a duly completed form DTTP2 in respect of Bank with HM Revenue & Customs within thirty (30) days of this Agreement and shall promptly thereafter provide Bank with a copy of that filing followed by a copy of the approval when received.

9.8 Power of Attorney. Borrower, as security for the discharge of the Obligations, hereby irrevocably appoints Bank as its lawful attorney-in-fact, exercisable upon the occurrence and during the continuance of an Event of Default, to: (a) endorse Borrower’s name on any cheques or other forms of payment or security; (b) sign Borrower’s name on any invoice or bill of lading for any Account or drafts against Account Debtors; (c) settle and adjust disputes and claims about the Accounts directly with Account Debtors, for amounts and on terms Bank determines reasonable; (d) make, settle, and adjust all claims under Borrower’s insurance policies; (e) pay, contest or settle any Security Interest, and adverse claim in or to the Collateral, or any judgment based thereon, or otherwise take any action to terminate or discharge the same; and (f) transfer the Collateral into the name of Bank or a third party. Borrower hereby appoints Bank as its lawful attorney-in-fact to sign Borrower’s name on any documents necessary to perfect or continue the perfection of Bank’s security interest in the Collateral regardless of whether an Event of Default has occurred until all Obligations have been satisfied in full and Bank is under no further obligation to make Credit Extensions hereunder. Bank’s foregoing appointment as Borrower’s attorney in fact, and all of Bank’s rights and powers, coupled with an interest, are irrevocable until all Obligations have been fully repaid and performed and Bank’s obligation to provide Credit Extensions terminates.

9.9 Protective Payments. If Borrower fails to obtain the insurance called for by Clause 6.5 or fails to pay any premium thereon or fails to pay any other amount which Borrower is obligated to pay under this Agreement or any other Loan Document, Bank may obtain such insurance or make such payment, and all amounts so paid by Bank are Bank Expenses and immediately due and payable, bearing interest at the then highest rate applicable to the Obligations, and secured by the Collateral. Bank will make reasonable efforts to provide Borrower with notice of Bank obtaining such insurance at the time it is obtained or within a reasonable time thereafter. No payments by Bank are deemed an agreement to make similar payments in the future or Bank’s waiver of any Event of Default.

9.10 Application of Payments and Proceeds Upon Default. If an Event of Default has occurred and is continuing, Bank may apply any funds in its possession, whether from Borrower account balances, payments, proceeds realised as the result of any collection of Accounts or other disposition of the Collateral, or otherwise, to the Obligations in such order as Bank shall determine in its sole discretion. Any surplus shall be paid to Borrower or other Persons legally entitled thereto; Borrower shall remain liable to Bank for any deficiency. If Bank, in its good faith business judgement, directly or indirectly enters into a deferred payment or other credit transaction with any purchaser on any sale of Collateral, Bank shall have the option, exercisable at any time, of either reducing the Obligations by the principal amount of the purchase price or deferring the reduction of the Obligations until the actual receipt by Bank of cash therefor.

9.11 Borrower Liability. Either Borrower may, acting singly, request Credit Extensions hereunder. Each Borrower hereby appoints the other as agent for the other for all purposes hereunder, including with respect to requesting E Credit Extensions hereunder. Each Borrower hereunder shall be jointly and severally obligated to repay all Credit Extensions made hereunder, regardless of which Borrower actually receives any Credit Extension, as if each Borrower hereunder directly received all Credit Extensions. Each Borrower waives (a) any suretyship defences available to it under any other applicable law and (b) any right to require Bank to: (i) proceed against any Borrower or any other person; (ii) proceed against or exhaust any security; or (iii) pursue any other remedy. Bank may exercise or not exercise any right or remedy it has against any Borrower or any security it holds (including the right to foreclose or realise its security by judicial or non-judicial sale) without affecting any Borrower’s liability. Notwithstanding any other provision of this Agreement or other related document, each Borrower irrevocably waives all rights that it may have at law or in equity (including, without limitation, any law subrogating Borrower to the rights of Bank under this Agreement) to seek contribution, indemnification or any other form of reimbursement from any other Borrower, or any other Person now or hereafter primarily or secondarily liable for any of the Obligations, for any payment made by Borrower with respect to the Obligations in connection with this Agreement or otherwise and all rights that it might have to benefit from, or to participate in, any security for the Obligations as a result of any payment made by Borrower with respect to the Obligations in connection with this Agreement or otherwise. Any agreement providing for indemnification, reimbursement or any other arrangement prohibited under this Clause shall be null and void. If any payment is made to a Borrower in contravention of this Clause, such Borrower shall hold such payment in trust for Bank and such payment shall be promptly delivered to Bank for application to the Obligations, whether matured or unmatured.

10 NOTICES

All notices, consents, requests, approvals, demands, or other communication by any party to this Agreement or any other Loan Document must be in writing and shall be deemed to have been validly served, given, or delivered: (a) upon the earlier of actual receipt and three (3) Business Days after deposit in the mail, first class, registered or certified mail return receipt requested, with proper postage prepaid; (b) upon transmission, when sent by electronic mail or facsimile transmission; (c) one (1) Business Day after deposit with a reputable overnight courier with all charges prepaid; or (d) when delivered, if hand-delivered by messenger, all of which shall be addressed to the party to be notified and sent to the address, facsimile number, or email address indicated below. Bank or Borrower may change its mailing or electronic mail address or facsimile number by giving the other party written notice thereof in accordance with the terms of this Clause 10.

If to Borrower:	Mimecast Services Limited
6th Floor
Citypoint
One Ropemaker Street
London EC2Y 9AW

Attn: Peter Campbell
Fax: +44 (0) 207 206 2026

If to Bank:	Silicon Valley Bank
7th Floor, 41 Lothbury
London EC2R 7HF

Attn: Jim Watts
Fax: +44 (0)207 600 9556

11 CHOICE OF LAW

This Agreement and any non-contractual obligations arising out of or in connection with it are governed by English law.

The courts of England have exclusive jurisdiction to settle any dispute (a “Dispute”) arising out of or in connection with this Agreement (including a dispute regarding the existence, validity or termination of this Agreement or any non-contractual obligations arising out of or in connection with this Agreement). It is agreed that the courts of England are the most appropriate and convenient courts to settle Disputes and accordingly no party will argue to the contrary.

This Clause 11 is for the benefit of Bank only. As a result Bank shall not be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction. To the extent allowed by law, Bank may take concurrent proceedings in any number of jurisdictions.

Without prejudice to any other mode of service allowed under any relevant law, US Borrower irrevocably appoints UK Borrower (at its registered address from time to time) as its agent for service of process in relation to any proceedings before the English Courts in connection with any Loan Documents (and UK Borrower hereby confirms it accepts such appointment) and agrees that a failure by UK Borrower to notify US Borrower of any process will not invalidate the proceedings concerned.

12 GENERAL PROVISIONS

12.1 Successors and Assigns. This Agreement binds and is for the benefit of the successors and permitted assigns of each party. Borrower may not assign this Agreement or assign any rights or transfer any Obligations under it without Bank’s prior written consent which may be granted or withheld in Bank’s discretion. Bank has the right, with prior written notice, but without the consent of the Borrower, to sell, transfer, assign, negotiate, or grant participation in all or any part of, or any interest in, Bank’s obligations, rights and benefits under this Agreement, the Loan Documents or any related agreement.

12.2 Indemnification. Borrower hereby indemnifies, defends and holds Bank and its directors, officers, employees and agents harmless against: (a) all obligations, demands, claims, and liabilities asserted by any other party in connection with the transactions contemplated by the Loan Documents; and (b) all losses or Bank Expenses incurred, or paid by Bank from, following, or consequential to transactions between Bank and Borrower (including legal and audit fees and expenses), except for losses caused by Bank’s fraud, gross negligence or willful misconduct.

12.3 Right of Set Off. Borrower authorises Bank, at any time after the occurrence of an Event of Default, to apply (without prior notice) any credit balance (whether or not then due) to which Borrower is at any time beneficially entitled on any account at, any sum held to its order by and/or any liability or obligation (whether or not matured) of, any office of Bank in or towards satisfaction of any sum then due and payable by it to Bank under the Loan Documents and unpaid and, for that purpose, to convert one currency into another, provided that nothing in this Clause 12.3 shall be effective to create a charge. The Bank shall not be obliged to exercise any of its rights under this Clause 12.3, which shall be without prejudice and in addition to any right of set-off, combination of accounts, lien or other right (including the benefit of the Loan Documents) to which it is at any time otherwise entitled (whether by operation of law, contract or otherwise).

12.4 Time of Essence. Time is of the essence for the performance of all Obligations in this Agreement.

12.5 Severability of Provisions. Each provision of this Agreement is severable from every other provision in determining the enforceability of any provision.

12.6 Amendments in Writing; Integration. All amendments to this Agreement must be in writing signed by both Bank and Borrower. This Agreement and the Loan Documents represent the entire agreement about this subject matter, and supersede prior negotiations or agreements. All prior agreements, understandings, representations, warranties, and negotiations between the parties about the subject matter of this Agreement and the Loan Documents merge into this Agreement and the Loan Documents.

12.7 Counterparts. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, are an original, and all taken together, constitute one Agreement.

12.8 Survival. All covenants, representations and warranties made in this Agreement continue in full force while any Obligations remain outstanding. The obligation of the Borrower in Clause 12.2 to indemnify the Bank shall survive until the statute of limitations with respect to such claim or cause of action shall have run.

12.9 Confidentiality. In handling any confidential information, Bank shall exercise the same degree of care that it exercises for its own proprietary information, but disclosure of information may be made: (i) to Bank’s subsidiaries or affiliates in connection with their business with Borrower; (ii) to prospective transferees or purchasers of any interest in the Credit Extensions (provided, however, Bank shall use reasonable efforts in obtaining such prospective transferee’s or purchaser’s agreement to the terms of this provision); (iii) as required by law, regulation, subpoena, or other order; (iv) as required in connection with Bank’s examination or audit; and (v) as Bank considers appropriate in exercising remedies under this Agreement. Confidential information does not include information that either: (a) is in the public domain or in Bank’s possession when disclosed to Bank, or becomes part of the public domain after disclosure to Bank; or (b) is disclosed to the Bank by a third party, if Bank does not know that the third party is prohibited from disclosing the information.

12.10 Third Party Rights. A Person who is not a party to this Agreement has no rights under the Contracts (Rights of Third Parties) Act 1999 to enforce or enjoy the benefit of any term of this Agreement.

12.11 European Monetary Union. If the United Kingdom becomes a Participating Member State then during any period when two currencies or currency units may be recognized as the lawful currency or currencies units within the United Kingdom: (i) any reference in, any obligations arising under, any Loan Document to one such currency or currency unit may be converted into, or paid in, any other currency unit as is recognized as the lawful currency or currency unit in the United Kingdom; and (ii) any conversion from one such currency or currency unit shall be at the official rate of exchange or conversion rate established by legislation for the conversion of that currency or currency unit into the other, rounded in accordance with such legislation. If the United Kingdom becomes a Participating Member State this Agreement and the other Loan Document will be amended to the extent the Bank (acting reasonably and after consultation with the Borrower) determines is necessary to reflect the change in currency.

12.12 Headings. The headings used in this Agreement are for convenience only and shall not affect the interpretation of this Agreement.

12.13 Construction of Agreement. The parties mutually acknowledge that they and their attorneys have participated in the preparation and negotiation of this Agreement. In cases of uncertainty this Agreement shall be construed without regard to which of the parties caused the uncertainty to exist.

12.14 Relationship. The relationship of the parties to this Agreement is determined solely by the provisions of this Agreement. The parties do not intend to create any agency, partnership, joint venture, trust, fiduciary or other relationship with duties or incidents different from those of parties to an arm’s length contract.

12.15 Calculations and certificates. Any certification or determination by Bank of a rate or amount under this Agreement is, in the absence of manifest error, conclusive evidence of the matters to which it relates. Each certificate or determination shall contain reasonable details of the basis of determination.

13 DEFINITIONS

13.1 Definitions. In this Agreement:

“Accounts” are all present and future book debts, accounts, accounts receivable, contract rights, and other obligations owed to Borrower in connection with its sale or lease of goods (including licensing software and other technology) or provision of services, all credit insurance, guarantees, other security and all merchandise returned or reclaimed by Borrower and Borrower’s Books relating to any of the foregoing, as such definition may be amended from time to time.

“Account Debtor” is any person who is obligated on an Account.

“Adjusted Quick Ratio” is the ratio of (a) Quick Assets to (b) Current Liabilities minus the current portion of Deferred Revenue.

“Advance Rate” is the product of (a) 250% of the Average Monthly Recurring Revenue multiplied by (b) the product of 100% less the Annualised Net Churn Percentage, provided that the Bank may, in its good faith business discretion, change the Advance Rate. Changes in the Advance Rate shall be calculated on each date the financial covenant in Clause 6.7 (a) is tested.

“Affiliate” is a Person that owns or controls directly or indirectly the Person, any Person that controls or is controlled by or is under common control with the Person, and each of that Person’s senior executive officers, directors, partners and, for any Person that is a limited liability company, that Person’s managers and members.

“Agreed Form” means in relation to any document the form of that document specifically agreed by or on behalf of the Borrower and the Bank.

“Annualised Net Churn Percentage” is, from time to time, Borrower’s aggregate lost Annual Recurring Revenue for the trailing twelve (12) month period divided by Borrower’s aggregate Annual Recurring Revenue as of the end of the calendar month immediately preceding such trailing twelve (12) month period, expressed as a percentage.

“Annual Recurring Revenue” is the amount of Monthly Recurring Revenue that would be recognised in a twelve (12) month period.

“Average Monthly Recurring Revenue” is the product of the sum of the trailing three months’ Monthly Recurring Revenue amounts divided by three (3).

“Australian Subsidiary” means Mimecast Limited’s Subsidiary in Australia.

“Availability Period” is the period of time from the Effective Date through the earlier to occur of (a) 30 June 2012 and (b) an Event of Default.

“Balfe Street Properties” are Borrower’s properties in Balfe Street, London N1 as at the Effective Date.

“Bank Expenses” are all audit fees and expenses and costs or expenses (including reasonable legal fees and expenses properly incurred) for preparing, negotiating, administering, defending and enforcing the Loan Documents (including appeals or Insolvency Proceedings) or otherwise incurred with respect to Borrower or any Guarantor.

“Bank Services” are any products, credit services, and/or financial accommodations previously, now, or hereafter provided to Borrower or any of its Affiliates by Bank or any Bank Affiliate, including, without limitation, any letters of credit, cash management services (including, without limitation, merchant services, direct deposit of payroll, business credit cards, and check cashing services), interest rate swap arrangements, and foreign exchange services as any such products or services may be identified in Bank’s various agreements related thereto (each, a “Bank Services Agreement”).

“Base Rate” is the most recent “Bank Rate” published by the Bank of England from time to time.

“Borrower” is defined in the preamble of this Agreement.

“Borrower Debenture” is the debenture in the Agreed Form to be executed on or about the Effective Date by the UK Borrower in favour of the Bank, as amended and/or restated, supplemented, varied or novated from time to time.

“Borrower’s Books” are all Borrower’s books and records including ledgers, records regarding Borrower’s assets or liabilities, the Collateral, business operations or financial condition and all computer programs or discs or any equipment containing the information.

“Business Day” is any day that is not a Saturday, Sunday, a day on which the Bank is closed in California, United States of America or a day on which leading banks are closed the City of London, England.

“Cash Equivalents” means (a) marketable direct obligations issued or unconditionally guaranteed by HM Treasury or the United States or any agency or any State thereof, in each case, having maturities of not more than one (1) year from the date of issue; (b) commercial paper maturing no more than one (1) year after its creation and having the highest rating from either Standard & Poor’s Ratings Group or Moody’s Investors Service, Inc.; (c) Bank’s certificates of deposit issued maturing no more than one (1) year after issue; and (d) money market funds at least ninety-five per cent (95%) of the assets of which constitute Cash Equivalents of the kinds described in clauses (a) to (c) inclusive of this definition.

“Code” is the Uniform Commercial Code, as the same may, from time to time, be enacted and in effect in the Commonwealth of Massachusetts; provided, that, to the extent that the Code is used to define any term herein or in any Loan Document and such term is defined differently in different Articles or Divisions of the Code, the definition of such term contained in Article or Division 9 shall govern; provided further, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection, or priority of, or remedies with respect to, Bank’s Security Interest in respect any Collateral is governed by the Uniform Commercial Code in effect in a jurisdiction other than the Commonwealth of Massachusetts, the term “Code” shall mean the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for purposes of the provisions thereof relating to such attachment, perfection, priority, or remedies and for purposes of definitions relating to such provisions.

“Collateral” is defined in Clause 4.

“Compliance Certificate” means the certificate in the form of Exhibit B to this Agreement

“Contingent Obligation” is, for any Person, any direct or indirect liability, contingent or not, of that Person for (i) any indebtedness, lease, dividend, letter of credit or other obligation of another such as an obligation directly or indirectly guaranteed, co-made, discounted or sold with recourse by that Person, or for which that Person is directly or indirectly liable; (ii) any obligations for undrawn letters of credit for the account of that Person; and (iii) all obligations from any interest rate, currency or commodity swap agreement, interest rate cap or collar agreement, or other agreement or arrangement designated to protect a Person against fluctuation in interest rates, currency exchange rates or commodity prices. The amount of a Contingent Obligation is the stated or determined amount of the primary obligation for which the Contingent Obligation is made or, if not determinable, the maximum reasonably anticipated liability for it determined by the Person in good faith; but the amount may not exceed the maximum of the obligations under any guarantee or other support arrangement.

‘‘Copyrights” are all copyright rights, applications or registrations and like protections in each work or authorship or derivative work, whether published or not (whether or not it is a trade secret) now or later existing, created, acquired or held.

“Credit Extension” is each Revolving Advance, Equipment Advance, Term Loan or any other extension of credit by Bank for Borrower’s benefit under this Agreement.

“Current Liabilities” are all obligations and liabilities of Group to Bank plus, without duplication, the aggregate amount of Group’s Total Liabilities that mature within one (1) year.

“Default Rate” is defined in Clause 2.2(b).

“Deferred Revenue” is all amounts invoiced or received, as appropriate, in advance of performance under contracts and not yet recognised as revenue.

“Effective Date” is defined in the preamble to this Agreement.

“Eligible Equipment” is the following to the extent it complies with all of Borrower’s representations and warranties to Bank, is acceptable to Bank in all respects, is located at one of the following locations: Telstra, 6 Greenwich View Place, Millharbour, London; Navisite 400 Minuteman Road Andover, Massachusetts, United States 01810; Savvis, A Century Link Company, One First Avenue, Waltham, Massachusetts, United States 02451; Savvis, 628-630 Ajax Avenue, Slough SL1 4DG; Iron Mountain, Boyers Data Centre, bunker 220 1137 Branchton Road; Boyers, Pennsylvania, United States 16020; Iron Mountain, Kansas City Data

Centre 6301 Winchester Avenue ste 817; Kansas City, Missouri, United States 64133; 2-8 Balfe Street, London N1 9EG; 10 Balfe Street, London N1 9EG, Citypoint, Ropemaker Street, London EC2Y 9AW or at such other location as Bank may, in its sole discretion, approve in writing from time to time, and (i) if located in the US is subject to a first priority Security Interest in favour of Bank and (ii) if located in England or Wales is subject to a first priority fixed charge in favour of Bank: (a) general purpose equipment computer equipment (including servers and routers), office equipment, test and laboratory equipment, furnishings, subject to the limitations set forth herein, and (b) Other Equipment.

“Equipment Advance” is defined in Clause 2.1.2.

“Equipment Line” is an Equipment Advance or Equipment Advances in an aggregate amount of up to the sum of One Million Six Hundred Eighty-four Thousand Eight Hundred Sixteen pounds Sterling and Seventy-four pence (£1,684,816.74) and One Million Six Hundred Thirty-one Thousand Eight Hundred Twenty-nine Dollars and Ninety-six cents ($1,631,829.96).

“Equipment Line Early Termination Fee” means an amount equal to three per cent. (3%) of the outstanding Equipment Advances if the prepayment is made on or before the first anniversary of the Initial Equipment Advance; two per cent. (2%) of the outstanding Equipment Advances if the prepayment is made on or after the first anniversary of the Initial Equipment Advance but before the second anniversary of the Initial Equipment Advance; and one per cent. (1%) of the outstanding Equipment Advances if the prepayment is made on or after the second anniversary of the Initial Equipment Advance but before the Equipment Maturity Date.

“Equipment Maturity Date” is, for each Equipment Advance, a date which falls forty-eight (48) months after the first Business Day of the month following the First Amendment and Restatement Date.

“Euro” and “€” means the single currency of the Participating Member States.

“Euro Credit Extension” means any Credit Extension made in Euros.

“Euro Revolving Advance” means any Revolving Advance made in Euros.

“Euro Base Rate” is the most recent European Central Bank’s base rate of interest as published from time to time.

“Eurozone” means the economic and monetary union of the European Union member states that as at the date of this Agreement have adopted the euro as their sole common currency and sole legal tender in accordance with legislation of the European Community relating to Economic and Monetary Union.

“Event of Default” means any of the events set out in Clause 8.

“Event of Loss” is defined in Clause 2.1.2(c).

“Exchange Rate Caused Revolving Line Overadvance Amount” is defined in Clause 2.1.1 (c).

“Excluded Leases” means the Borrower’s leasehold interests in the following properties:

(a) the leasehold property known as First Floor, Unit B, Mill Green, Congleton, Cheshire CW12 1JG; and

(b) the leasehold property known as Part Third Floor, The Pinnacle, 20 Tudor Road, Reading RG1 1NH.

“Financed Equipment” is all present and future Eligible Equipment in which Borrower has any interest which is financed by an Equipment Advance.

“First Amendment and Restatement Date” is defined in the preamble to this Agreement.

“GAAP” is generally accepted accounting principles in the United Kingdom.

“Governmental Approval” is any consent, authorisation, approval, order, license, franchise, permit, certificate, accreditation, registration, filing or notice, of, issued by, from or to, or other act by or in respect of, any Governmental Authority.

“Governmental Authority” is any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, any securities exchange and any self-regulatory organisation.

“Group” is Mimecast Limited and its Subsidiaries.

“Guarantee” is (i) the guarantee in the Agreed Form to be granted on or about the Effective Date by Mimecast Limited in favour of the Bank, (ii) the guarantee in the Agreed Form to be granted on or about the Third Amendment and Restatement Date by Mimecast USD Limited in favour of the Bank and (iii) any other guarantee of the Obligations granted in favour of Bank from time to time, in each case as amended and/or restated, supplemented, varied or novated from time to time.

“Guarantor” is together or separately as the context may require, (i) Mimecast Limited, a company registered under the laws of England and Wales under company number 04698693 whose registered office is at 6th Floor, Citypoint, One Ropemaker Street, London EC2Y 9AW and (ii) Mimecast USD Limited, a company registered under the laws of England and Wales under company number 09102524 whose registered office is at 6th Floor, Citypoint, One Ropemaker Street, London EC2Y 9AW.

“Guarantor Debenture” is (i) the debenture in the Agreed Form to be executed on or about the Effective Date by Mimecast Limited in favour of the Bank, as amended and/or restated, supplemented, varied or novated from time to time and (ii) the debenture in the Agreed Form to be executed on or about the Third Amendment and Restatement Date by Mimecast USD Limited in favour of the Bank, as amended and/or restated, supplemented, varied or novated from time to time.

“Indebtedness” is (a) indebtedness for borrowed money or the deferred price of property or services, such as reimbursement and other obligations for surety bonds and letters of credit, (b) obligations evidenced by notes, bonds, debentures or similar instruments, (c) capital lease obligations and (d) Contingent Obligations of Borrower.

“Indemnified Person” is a person indemnified under or pursuant to Clause 12.2.

“Insolvency Proceeding” is defined in Clause 8.6.

“Initial Equipment Advance” means the first Equipment Advance.

“Intellectual Property” is means all of Borrower’s and Guarantor’s right, title, and interest in and to the following:

(a) its Copyrights, Trademarks and Patents;

(b) any and all trade secrets and trade secret rights, including, without limitation, any rights to unpatented inventions, know-how, operating manuals;

(c) any and all source code;

(d) any and all design rights which may be available to a Borrower;

(e) any and all claims for damages by way of past, present and future infringement of any of the foregoing, with the right, but not the obligation, to sue for and collect such damages for said use or infringement of the Intellectual Property rights identified above; and

(f) all amendments, renewals and extensions of any of the Copyrights, Trademarks or Patents.

“Inventory” is present and future inventory in which Borrower has any interest, including merchandise, raw materials, parts, supplies, packing and shipping materials, work in process and finished products intended for sale or lease or to be furnished under a contract of service, of every kind and description now or later owned by or in the custody or possession, actual or constructive, of Borrower, including inventory temporarily out of its custody or possession or in transit and including returns on any accounts or other proceeds (including insurance proceeds) from the sale or disposition of any of the foregoing and any documents of title.

“Investment” is any beneficial ownership of stocks, shares, bonds and securities (including any partnership interest) of any Person, or any loan, advance or capital contribution to any Person.

“Investor Support” means it is the clear intention of Borrower’s investors to continue to fund the Borrower in the amounts and timeframe necessary to enable Borrower to satisfy the Obligations as they become due and payable.

“Loan Documents” are, collectively, this Agreement, the Security Documents, the Guarantee, any Bank Services Agreement, any loan, notes, or notes or guarantees executed by Borrower, and any other present or future agreement between Borrower and/or for the benefit of Bank in connection with this Agreement, all as amended, extended or restated.

“Management” means Peter Campbell, Peter Bauer, Neil Murray or any additional or replacement director(s) nominated by the board of directors of Borrower and/or Guarantor and notified to Bank, such replacement directors being individuals satisfactory to Bank (acting reasonably).

“Material Adverse Change” is: (i) a material impairment in the perfection or priority of Bank’s security interest in the Collateral or in the value of such Collateral; (ii) a material adverse change in the business, operations, or condition (financial or otherwise) of Borrower; (iii) a material impairment of the prospect of repayment of any portion of the obligations; or (iv) Bank determines, based upon information available to it and in its reasonable judgement, that there is a reasonable likelihood that Borrower shall fail to comply with one or more financial covenants in Clause 6 during the succeeding financial reporting period.

“Material Change of Control” is any event, transaction or occurrence as a result of which: (a) Mimecast Limited ceases to own the entire issued equity capital of either Borrower or any of Borrower’s Affiliates, or (b) after the Effective Date, there is a change in the power (whether directly or indirectly and whether by the ownership of equity or share capital (or otherwise), the possession of voting power, contract or otherwise) to appoint and/or remove the majority of the members of the governing body of Mimecast Limited or either Borrower or any Affiliate of Borrower otherwise to control or have the power to control the affairs of Mimecast Limited or either Borrower or any Affiliate of Borrower.

“Monthly Recurring Revenue” is the sum of Borrower’s monthly revenue attributable to subscription fees, monthly minimums, usage and account management or other related fees earned during the prior month pursuant to a binding, written agreement which has a minimum term of twelve (12) months and which arise in the ordinary course of Borrower’s business that (i) meet all of Borrower’s representations and warranties described in Clause 5.15 and (ii) are or may be due and owing from Account Debtors deemed acceptable to Bank in its reasonable discretion minus any discounts, credits, reserves for bad debt, customer adjustments, or other offsets; provided that Bank reserves the right at any time and from time to time to exclude and/or remove any Account, or portion thereof, from the definition of Monthly Recurring Revenue, in its reasonable discretion.

“Obligations” are all present and future monies, liabilities, obligations, debts, principal, interest, Bank Expenses and other amounts owing by Borrower owes Bank, in each case whether actual or contingent and whether owing as principal or as surety or in any other capacity or of any nature including (without limitation) those arising under or in connection with this Agreement, the other Loan Documents, any Bank Services Agreement or otherwise howsoever and wherever arising, and including interest accruing after Insolvency Proceedings begin.

“Other Equipment” is leasehold improvements, intangible property such as transferable software and software licenses, non-recurring engineering expenses, equipment specifically designed or manufactured for Borrower, other intangible property, limited use property and other similar property and soft costs approved by Bank, including taxes, shipping, warranty charges, freight discounts and installation expenses.

“Participating Member State” means any member state of the European Communities that adopts or has adopted the euro as its lawful currency in accordance with legislation of the European Community relating to Economic and Monetary Union.

“Patents” are patents, patent applications (whether pending or otherwise) and like protections, including improvements, divisions, continuations, renewals, reissues, extensions and continuations-in-part of the same.

“Payment/ Advance Form” is that certain form attached hereto as Exhibit A.

“Perfection Certificate” is defined in Clause 5.2.

“Permitted Equipment Movements” means the relocation of Financed Equipment:

(a) from Crescent Street, Boston to the Navisite and Savvis data centres in the United States of America;

(b) from Citypoint, Ropemaker Street to the Telstra and Savvis data centres in the United Kingdom; and

(c) from the Telstra data centre in the United Kingdom to the Savvis data centre in the United Kingdom.

“Permitted Indebtedness” is:

(a) Borrower’s Indebtedness to Bank under this Agreement or the Loan Documents;

(b) Subordinated Debt;

(c) Indebtedness to trade creditors incurred and discharged in the ordinary course of business;

(d) any Indebtedness owing at any time amongst UK Borrower, Guarantor and US Borrower;

(e) any Indebtedness owing by Mimecast South Africa (Pty) Ltd from time to time to a Borrower or Guarantor;

(f) Indebtedness owing by UK Borrower to Mimecast Nordics AB provided that: (i) UK Borrower shall not make any payments in excess of an aggregate amount of Ten Thousand pounds Sterling (£10,000) under such Indebtedness at any time and (ii) such Indebtedness (in excess of an aggregate amount of Ten Thousand pounds Sterling (£10,000) shall be settled by way of an inter-company accounting adjustment at the time of the Reorganisation; and

(g) Indebtedness owing by Guarantor to: (i) Brandon Bekker under or pursuant to the terms of a consultancy agreement dated 15 January 2008 between Brandon Bekker and Guarantor; (ii) Dharshan Singh under or pursuant to the terms of a consultancy agreement dated 30 November 2007 between Dharshan Singh and Guarantor; and (iii) Barry Gill under or pursuant to the terms of a consultancy agreement dated 30 November 2007 between Barry Gill and Guarantor.

“Permitted Investments” are:

(a) Investments (including, without limitation, Subsidiaries) existing on the Third Amendment and Restatement Date and shown on the Perfection Certificate;

(b) Investments consisting of Cash Equivalents;

(c) any Investments to which Bank has given its prior written consent; and

(d) Investments by Borrower in its Affiliates (other than Guarantor) including, without limitation, the Australian Subsidiary, not to exceed Five Million pounds Sterling (£5,000,000) at any time.

“Permitted Security Interests” are:

(a) Security Interests arising under this Agreement or other Loan Documents;

(b) Security Interests for taxes, fees, assessments or other government charges or levies, either not overdue or being contested in good faith and for which Borrower maintains adequate reserves on its Books, if they have no priority over any of Bank’s security interests;

(c) Purchase money Security Interests (i) on equipment (other than Financed Equipment) acquired or held by Borrower incurred for financing the acquisition of the equipment securing no more than Five Thousand pounds Sterling (£5,000) (or its equivalent in any other currency) in the aggregate amount outstanding, or (ii) existing on equipment (other than Financed Equipment) when acquired, if the Security Interest is confined to the property and improvements and the proceeds of the equipment;

(d) Leases or subleases and non-exclusive licenses or sublicenses granted in the ordinary course of Borrower’s business, if the leases, subleases, licenses and sublicenses permit granting Bank a security interest;

(e) Security Interests incurred in the extension, renewal or refinancing of the indebtedness secured by Security Interests described in (a) to (c) (inclusive), but any extension, renewal or replacement Security Interest must be limited to the property encumbered by the existing Security Interest and the principal amount of the indebtedness may not increase;

(f) Security Interests in favour of other financial institutions arising in connection with Borrower’s deposit accounts held at such institutions, provided that Bank has a perfected security interest in the amounts held in such deposit accounts;

(g) Security Interests arising under or pursuant to the rent deposit deed dated 16 August 2010 between UK Borrower and Aviva International Insurance Limited provided that the amount secured by such rent deposit deed shall not at any time exceed £102,862.44 and any applicable VAT;

(h) Security Interests arising under or pursuant to a certain rent deposit deed dated 18 February 2008 between Mimecast Limited and Land & Equity Holdings Limited provided that the amount secured by such rent deposit deed shall not at any time exceed £78,642 and any applicable VAT;

(i) Security Interests arising under or pursuant to a certain rent deposit deed dated 9 June 2008 between Mimecast Limited and Land & Equity Holdings Limited provided that the amount secured by such rent deposit deed shall not at any time exceed £30,600 and any applicable VAT;

(j) Security Interests arising under or pursuant to a certain rent deposit deed dated 3 July 2009 between Mimecast Limited and Land & Equity Holdings Limited provided that the amount secured by such rent deposit deed shall not at any time exceed £30,000 and any applicable VAT; and

(k) Security Interests arising under or pursuant to the rent deposit deed dated 20 July 2012 between UK Borrower and Sands Service Company (No.2) provided that the amount secured by such rent deposit deed shall not at any time exceed £1,248,663 and any applicable VAT.

“Person” is any individual, sole proprietorship, partnership, limited liability company, joint venture, company, trust, unincorporated organisation, association, corporation, institution, public benefit corporation, firm, joint stock company, estate, entity or government agency.

“Prime Rate” is the rate of interest published in the “Money Rates” section of The Wall Street Journal, Eastern Edition as the “United States Prime Rate,” even if such rate is not the lowest or best rate available, provided in the event that The Wall Street Journal, Eastern Edition is not published or such rate does not appear in The Wall Street Journal, Eastern Edition, the Prime Rate shall be determined by Bank until such time as the Prime Rate becomes available in accordance with past practices.

“Quarterly Recurring Revenue” the amount of Monthly Recurring Revenue that would be recognized in a trailing three (3) month period.

“Quick Assets” is, on any date, the sum of (i) Borrower’s unrestricted cash (other than any restriction in favour of Bank) and Cash Equivalents plus (ii) net billed accounts receivable.

“Regulatory Change” means, with respect to Bank, any change on or after the date of this Agreement in United States federal, state, or foreign laws or regulations, including Regulation D, or the adoption or making on or after such date of any interpretations, directives, or requests applying to a class of lenders including Bank, of or under any United States federal or state, or any foreign laws or regulations (whether or not having the force of law) by any court or governmental or monetary authority charged with the interpretation or administration thereof.

“Reorganisation” is the winding-up, dissolution, strike-off or any other similar procedure in respect of the following entities:

(a) Mimecast Limited’s Middle East branch, Mimecast Middle East; and

(b) Mimecast Nordics AB.

“Responsible Officer” is each of the Chief Executive Officer, Managing Director, President and Chief Financial Officer of Borrower.

“Restricted License” is any material license or other agreement with respect to which Borrower is the licensee (a) that prohibits or otherwise restricts Borrower from granting a security interest in Borrower’s interest in such license or agreement or any other property, or (b) for which a default under or termination of could interfere with the Bank’s right to sell any Collateral.

“Revolving Advance” or “Revolving Advances” means an advance (or advances) under the Revolving Line.

“Revolving Line” is a revolving line of credit in an aggregate amount not exceeding Ten Million pounds Sterling (£10,000,000).

“Revolving Line Availability Amount” is (calculated in pounds Sterling):

(a) Ten Million pounds Sterling (£ 10,000,000);

minus

(b) the outstanding principal balance of any Revolving Advances;

and during the continuance of the Term Loan Reserve Period, minus:

(c) The Term Loan Reserve Amount.

“Revolving Line Early Termination Fee” is defined in Clause 2.3(c)(i).

“Revolving Line Maturity Date” is the date which falls 24 months from the Second Amendment and Restatement Date.

“Ropemaker Street Properties” is defined in Clause 6.6.

“Second Amendment and Restatement Date” is defined in the preamble to this Agreement.

“Security Documents” are defined in Clause 4.

“Security Interest” is a mortgage, lien, deed of trust, charge, assignment, pledge, security interest or other encumbrance.

“Sterling” and “£” means the lawful currency of the United Kingdom of Great Britain and Northern Ireland.

“Sterling Credit Extension” means any Credit Extension made in Sterling.

“Sterling Equipment Advance” means any Equipment Advance made in pounds Sterling.

“Sterling Revolving Advance” means any Revolving Advance made in Sterling.

“Subordinated Debt” is debt incurred by Borrower subordinated to Borrower’s debt to Bank (pursuant to a subordination agreement entered into between Bank, Borrower and the subordinated creditor), on terms acceptable to Bank.

“Subsidiary” means (i) a subsidiary as such term is defined in Section 1159 of the Companies Act 2006, (ii) unless the context otherwise requires, a subsidiary undertaking within the meaning of Section 1162 of the Companies Act 2006 and/or (c) as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person.

“SVB’s UK Branch” is defined in Clause 6.9.

“Taxes” means any present or future taxes, levies, duties, imposts or other charges or withholdings of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same), and “Tax” and “Taxation” have a corresponding meaning.

“Term Loan” is a loan of the Tranche 1 Term Loan Amount and the Tranche 2 Term Loan Amount made by Bank pursuant to the terms of Clause 2.1.3.

“Term Loan Prepayment Fee” is defined in Clause 2.3(c)(iii).

“Term Loan Reserve Amount” means, from time to time, Five Million pounds Sterling (£5,000,000) less any amounts of the Tranche 2 Term Loan Amount that are repaid by Borrower to Bank under the terms of this Agreement.

“Term Loan Reserve Period” means the period commencing on the Second Amendment and Restatement date and continuing until Borrower has provided evidence satisfactory to Bank that it has raised a minimum of Thirty Million United States Dollars ($30,000,000) of new equity.

“Testing Period” is defined in Clause 6.7(b).

“Third Amendment and Restatement Date” is defined in the preamble to this Agreement.

“Total Liabilities” are, on any day, obligations that should, under GAAP, be classified as liabilities on Group’s consolidated balance sheet, including all Indebtedness, but excluding all Subordinated Debt.

“Trademarks” are trademark and service mark rights, registered or not, applications to register and registrations and like protections, and the entire goodwill of the business of Borrower connected with the trademarks.

“Tranche 1 Term Loan Amount” is Three Million pounds Sterling (£3,000,000).

“Tranche 1 Term Loan Maturity Date” is a date which falls 48 months after the first Business Day of the month following the First Amendment and Restatement Date.

“Tranche 2 Term Loan Amount” is Five Million pounds Sterling (£5,000,000).

“Tranche 2 Interest-Only Period” is defined in Clause 2.1.3(b).

“Tranche 2 Interest-Only Extension” is defined in Clause 2.1.3(b).

“Tranche 2 Term Loan Maturity Date” is a date which falls 42 months or, if the Tranche 2 Interest-Only Extension applies, 48 months after the first Business Day of the month following the Second Amendment and Restatement Date.

“Transaction Report” is that certain report of transactions and collections in the form provided by Bank to Borrower including all schedules thereto as amended from time to time.

“UK Borrower” is defined in the preamble of this Agreement.

“UK Obligor” means the UK Borrower and the Guarantor.

“United States Dollars” and “$” means the lawful currency of the United States of America.

“United States Dollar Credit Extension” means any Credit Extension made in United States Dollars.

“United States Dollar Equipment Advance” means any Equipment Advance made in United States Dollars.

“United States Dollar Revolving Advance” means any Revolving Advance made in United States Dollars.

“Unused Facility Fee” is defined in Clause 2.3(b).

“US Borrower” is defined in the preamble of this Agreement.

“US Insolvency Proceeding” is any proceeding by or against any Person under the United States Bankruptcy Code, or any other bankruptcy or insolvency law, including assignments for the benefit of creditors, compositions, extensions generally with its creditors, or proceedings seeking reorganisation, arrangement, or other relief.

“US IP Security Agreement” is that certain Intellectual Property Security Agreement dated as of the Effective Date between US Borrower and Bank, as amended, modified, restated, replaced, or supplemented from time to time.

“US Security Agreement” is that certain Security Agreement dated as of the Effective Date between US Borrower and Bank, as amended, modified, restated, replaced, or supplemented from time to time.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

BORROWER:

EXECUTED as a DEED by MIMECAST SERVICES
LIMITED acting by a director in the presence of:

Signature of director

Signature of witness:
Name (in BLOCK CAPITALS):

Address:

MIMECAST NORTH AMERICA; INC.

By
Name:
Title:

BANK:

SILICON VALLEY BANK

By
Name:
Title:

EXHIBIT A

Loan Payment/Advance Request Form

DEADLINE FOR SAME DAY PROCESSING IS 12 NOON LONDON, UK TIME.

Fax To: +44 (0) 20 7600 9556	Date:

LOAN PAYMENT:
MIMECAST SERVICES LIMITED / MIMECAST NORTH AMERICA. INC.
From Account #	To Account #
(Deposit Account #)	(Loan Account #)
Principal f/$/€	and/or Interest £/$/€
Authorised Signature:	Phone Number:
Print Name/Title:
LOAN ADVANCE:
Complete Outgoing Wire Request section below if all or a portion of the funds from this loan advance are for an outgoing wire.
From Account #	To Account #
(Loan Account #)	(Deposit Account #)
Amount of Credit Extension f/$/€
Date Credit Extension is to be made
All Borrower’s representations and warranties in the Loan Agreement are true, correct and complete in all material respects on the date of the telephone transfer request for an advance, but those representations and warranties expressly referring to another date shall be true, correct and complete in all material respects as of such date:
Authorised Signature:	Phone Number:
Print Name/Title:

EXHIBIT B

COMPLIANCE CERTIFICATE

TO:	SILICON VALLEY BANK

FROM:	MIMECAST SERVICES LIMITED/MIMECAST NORTH AMERICA, INC.

The undersigned authorized officer of MIMECAST SERVICES LIMITED and MIMECAST NORTH AMERICA, INC. (“Borrower”) certifies that under the terms and conditions of the Loan Agreement between Borrower and Bank (the “Agreement”), (1) Borrower is in complete compliance for the period ending                     with all required covenants except as noted below, (2) there are no Events of Default, (3) all representations and warranties in the Agreement are true and correct in all material respects on this date except as noted below; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date, (4) Borrower, and each of its Affiliates, has timely filed all required tax returns and reports, and Borrower has timely paid all taxes, assessments, deposits and contributions owed by Borrower except as otherwise permitted pursuant to the terms of Clause 5.11 of the Agreement, and (5) no Security Interests have been levied or claims made against Borrower or any of its Affiliates relating to unpaid employee payroll or benefits of which Borrower has not previously provided written notification to Bank. Attached are the required documents supporting the certification. The undersigned certifies that these are prepared in accordance with GAAP consistently applied from one period to the next except as explained in an accompanying letter or footnotes. The undersigned acknowledges that no borrowings may be requested at any time or date of determination that Borrower is not in compliance with any of the terms of the Agreement, and that compliance is determined not just at the date this certificate is delivered. Capitalised terms used but not otherwise defined herein shall have the meanings given to them in the Agreement.

Please indicate compliance status by circling Yes/No under “Complies” column.

Reporting Covenant	Required	Complies
Monthly financial statements with Compliance Certificate	Monthly within 30 days	Yes No
Annual financial statement (Audited)	FYE within 180 days	Yes No
Board pack	Monthly within 30 days	Yes No
Board approved projections pack	Within 15 days of board approval	Yes No
Metrics and supporting calculations for: Annual Recurring Revenue, Monthly Recurring Revenue, Average Monthly Recurring Revenue, Quarterly Recurring Revenue and Annualised Net Churn Percentage	Monthly within 30 days	Yes No
Account debtor aging/account creditor aging/ and Deferred Revenue schedule	Monthly within 30 days	Yes No
The following Intellectual Property was registered after the Effective Date (if no registrations, state “None”)

The following legal actions are pending (if none state “None”)
The following projections have been approved by the board within the last 30 days and information set forth in Schedule 1 attached hereto are true and accurate as at the date of this Certificate (if projections stated “None”)

Financial Covenant	Required	Actual	Complies
Recurring Revenue to Plan	*from clause 6.7 (a)	£	Yes No
AQR	*from clause 6.7 (b)	[ ]:1.00	Yes No

The following financial covenant analyses and information set forth in Schedule 1 attached hereto are true and accurate as of the date of this Certificate.

The following are the exceptions with respect to the certification above: (If no exceptions exist, state “No exceptions to note.”)

Schedule 1 to Compliance Certificate

Financial Covenants of Borrower

In the event of a conflict between this Schedule and the Loan Agreement, the terms of the Loan Agreement shall govern.

Dated:

1 Adjusted Quick Ratio (Clause 6.7(b))

Required: 1.25 : 1.00 [1.50:1]

Actual:        : 1.00

A.	Aggregate value of Borrower’s unrestricted cash and Cash Equivalents maintained with Bank	£

B.	Aggregate value of Borrower’s net billed accounts	£

C.	Quick Assets (the sum of lines A and B)	£

D.	Aggregate value of all obligations and liabilities of Borrower to Bank	£

E.	Without duplication, aggregate amount of Group’s total liabilities on Borrower’s that mature within one (1) year	£

F.	Current Liabilities (the sum of lines D and E)	£

G.	Aggregate value of Deferred Revenue	£

H.	Line F minus line G	£

I.	Adjusted Quick Ratio (line C divided by line H)

Is line I equal to or greater than 1.25:1.00 [1.50:1.00]?
☐ No, not in compliance		☐ Yes, in compliance

MIMECAST SERVICES LIMITED	BANK USE ONLY

Received by:
By:		AUTHORIZED SIGNER
Name:	Date:
Title:
Verified:
AUTHORIZED SIGNER
Date:

Compliance Status: Yes No

MIMECAST NORTH AMERICA, INC.	BANK USE ONLY

Received by:
By:		AUTHORIZED SIGNER
Name:	Date:
Title:
Verified:
AUTHORIZED SIGNER
Date:

Compliance Status: Yes No